Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

COMMERCEQUEST, INC.,

COMMERCEQUEST UK LIMITED

and

METASTORM INC.

September 22, 2005

i

LIST OF EXHIBITS

Exhibit 8.2(f)	Form of Guarantee Agreement
Exhibit 8.2(m)	Form of Opinion of Counsel for Sellers and ICG and ICG Holdings
Exhibit 8.3(d)	Form of Opinion of Venable LLP

LIST OF SCHEDULES

Schedule 1.1(a)	Buyer’s Knowledge
Schedule 1.1(b)	Permitted Liens
Schedule 1.1(c)	Sellers’ Knowledge
Schedule 2.2(c)	Assumed Contracts
Schedule 2.2(d)	Accounts Receivable
Schedule 2.2(f)	Insurance Policies
Schedule 2.3	Excluded Assets
Schedule 2.4(e)	Assumed Liabilities
Schedule 4.4	Post-Acquisition Board of Directors
Schedule 4.5	Post-Acquisition Officers
Schedule 5.1(a)	CQ’s Jurisdictions
Schedule 5.1(d)	CQ’s Required Consents
Schedule 5.1(f)	CQ’s Tax Matters
Schedule 5.4(a)	CQ UK’s Foreign Jurisdictions
Schedule 5.4(d)	CQ UK’s Required Consents
Schedule 5.4(f)	CQ UK’s Tax Matters
Schedule 5.5(b)(i)	Financial Statements
Schedule 5.5(c)	Disclosed Liabilities
Schedule 5.5(d)	Sellers’ Legal Proceedings
Schedule 5.5(e)	Compliance with Laws
Schedule 5.5(f)	Certain Necessary Assets Not Being Sold
Schedule 5.5(g)	Contracts
Schedule 5.5(i)(i)	Employees
Schedule 5.5(i)(ii)	Inactive Employees
Schedule 5.5(i)(iii)	Employment and Consulting Contracts
Schedule 5.5(i)(vi)	Guarantor of Indebtedness
Schedule 5.5(j)(i)	Patents and Trademarks
Schedule 5.5(j)(ii)	Inbound License Agreements
Schedule 5.5(j)(iii)	Outbound License Agreements
Schedule 5.5(j)(v)	Owned Software
Schedule 5.5(j)(vi)	Owned Internet Identifiers
Schedule 5.5(j)(xvii)	Source Code
Schedule 5.5(j)(xviii)	Support and Maintenance Service Obligations
Schedule 5.5(l)(i)	Seller Benefit Plans
Schedule 5.5(l)(ii)	Exceptions to Seller Benefit Plans
Schedule 5.5(m)	Certain Changes to the Business
Schedule 5.5(n)	Insurance
Schedule 6.1	Buyer’s Foreign Jurisdictions
Schedule 6.2(b)	Capitalization
Schedule 6.2(c)(i)	Buyer’s Shareholders
Schedule 6.2(c)(ii)	Shareholder Agreements
Schedule 6.3	Buyer’s Subsidiaries

Schedule 6.6	Governmental Consents
Schedule 6.7	Buyer’s Legal Proceedings
Schedule 6.8(i)	Patents and Trademarks
Schedule 6.8(ii)	Inbound License Agreements
Schedule 6.8(iii)	Outbound License Agreements
Schedule 6.8(v)	Owned Software
Schedule 6.8(vi)	Owned Internet Identifiers
Schedule 6.8(vii)	Liens on Owned Intellectual Property
Schedule 6.8(xviii)	Support and Maintenance Service Obligations
Schedule 6.11	Disclosed Liabilities
Schedule 6.12	Buyer’s No Conflict of Interest
Schedule 6.15(i)	Buyer Benefit Plans
Schedule 6.15(ii)	Exceptions to Buyer Benefit Plans
Schedule 6.16	Tax Matters
Schedule 6.23	Absence of Changes
Schedule 7.2(a)(v)	Changes to Seller Benefit Plans
Schedule 7.2(b)(v)	Changes to Buyer Benefit Plans
Schedule 7.3(a)(i)	Retained Employees
Schedule 7.3(a)(ii)	Assumed Benefit Plans
Schedule 7.3(a)(iii)	Sellers’ Ongoing Employees
Schedule 7.3(b)	COBRA Employees
Schedule 8.2(l)	Closing Consents

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 22nd day of September, 2005, by and among COMMERCEQUEST, INC., a corporation organized under the laws of the state of Florida (“CQ”) and COMMERCEQUEST UK LIMITED, a corporation registered in the United Kingdom and a wholly-owned subsidiary of CQ (“CQ UK” and, together with CQ, are sometimes individually referred to herein as “Seller” and collectively as “Sellers”); and METASTORM INC., a corporation organized under the laws of the state of Maryland (“Buyer”). CQ, CQ UK and Buyer are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Sellers propose to sell to Buyer, and Buyer proposes to purchase from Sellers (the “Acquisition”), certain assets used or held for use by Sellers in the conduct of the Business (as defined below) as a going concern, and Buyer proposes to assume certain of the liabilities and obligations of Sellers with respect to the Business; and

WHEREAS, the Parties desire to make and enter into certain representations, warranties, covenants and agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS; CONSTRUCTION

Section 1.1                                      Certain Definitions. The terms defined in this Section 1.1 shall, for all purposes of this Agreement, have the meanings herein specified:

“Accounts Receivable” means, as listed on Schedule 2.2(d), (a) all trade accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Sellers, (b) all other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing and each such Account Receivable must be supported by an invoice by the applicable Seller or other documentation containing customer contact information, including Sellers’ accounts receivable register.

“Affiliate” means with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreement, Assignment of Trademarks, Internet Assignment, Stockholders Agreement and the Registration Rights Agreement.

“Annual Financial Statements” means the consolidated balance sheet and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Business as of and for the twelve (12) month period ended December 31, 2004 and the twelve (12) month period ended December 31, 2003, presented in a comparative format, as used in the preparation of ICG’s consolidated audited annual financial statements and as described more fully in Section 5.5(b)(i).

“Applicable Benefit Laws” means all Laws applicable to, or with respect to, any Seller Benefit Plan.

“Business of Buyer” means the business individually and collectively conducted by Buyer or its subsidiaries through the Closing, including the development, marketing, sale, distribution and support of the Owned Software of Buyer and all related services thereto.

“Business of Sellers” means the business individually and collectively conducted by CQ and CQ UK through the Closing, including the development, marketing, sale, distribution and support of the Owned Software of Sellers and all related services thereto.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in New York, New York.

“Buyer Benefit Plan” means each material written plan, fund, program, Contract or scheme, in each case, that is sponsored or maintained or required to be sponsored or maintained by Buyer or any Buyer ERISA Affiliate or to which Buyer or any Buyer ERISA Affiliate make, or have an obligation to make, contributions providing for employee benefits or for the remuneration (other than salary), direct or indirect, of the employees, former employees, officers, contingent workers or leased employees of Buyer or any Buyer ERISA Affiliate or the dependents of any of them, including each written deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or Contract; and each health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal program, agreement or arrangement.

“Buyer ERISA Affiliate” means a member of a controlled group of corporations or a trade or business under common control, as defined under Code Section 414(b) or (c), with Buyer.

“Buyer Indemnified Parties” means Buyer and each of its successors and assigns of Buyer.

“Buyer’s Intra-company License Agreement” means any License Agreement pursuant to which any rights in Intellectual Property are granted (a) by Buyer to any subsidiary or Affiliates; or (b) to Buyer by any subsidiary or Affiliate.

“Buyer’s Knowledge” means all facts actually known, or which would reasonably be expected to be known after a due inquiry of the relevant facts and circumstances, by those individuals listed on Schedule 1.1(a).

“CITL Holdings” means CITL Holdings Limited, a corporation registered in the United Kingdom and a wholly-owned subsidiary of CQ Holdings.

“Closing Date Accounts Receivable Amount” means the aggregate amount of the Accounts Receivable identified on the Closing Date Balance Sheet determined in accordance with Section 3.3 and Section 8.2(n).

“Closing Date Balance Sheet” means a consolidated balance sheet of Sellers on and as of the close of business on the Closing Date, prepared in accordance with the application of the financial accounting policies and practices employed by Sellers in preparation of the Financial Statements and in compliance with GAAP (except for the absence of footnotes).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, License Agreement, lease (including all real and personal property leases), policy, plan, instrument, contract, note, power of attorney, insurance policy covenant, guaranty, arrangement, escrow account, commitment or other instrument.

“Copyrights” means all copyrights, the content contained on or the “look and feel” of any World Wide Web site, all mask works, and registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.

“CQ Holdings” means CQ Holdings Limited, a corporation registered in the United Kingdom and a wholly-owned subsidiary of CQ.

“Employee” means all individuals shown on Sellers’ payroll and personnel records as employed by Sellers exclusively in connection with the operation of the Business of Sellers (including those who are actively employed or on leave, disability or other absence from employment), which persons are listed on Schedule 5.5(i)(i).

“Equity Financing Transaction” means an equity financing by Buyer resulting in net proceeds to Buyer of at least $5,000,000, in which ICG Holdings invests at least 40% of such net proceeds.

“Existing Investment Documents” means that certain (i) Second Amended and Restated Registration Rights Agreement, dated September 1, 2004, by and among Buyer and the parties named therein, and (ii) Third Amended and Restated Stockholders Agreement, dated September 1, 2004, by and among Buyer and the parties named therein, each as further amended and restated in connection with the Equity Financing Transaction.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” means the Annual Financial Statements and the Interim Financial Statements.

“GAAP” means United States generally accepted accounting principles as in effect on any applicable date, consistently applied.

“Governmental Entity” means any federal, state or local or foreign government or any court, administrative, arbitrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Guarantee Agreement” means that certain Guarantee Agreement by and among ICG and ICG Holdings, jointly and severally as guarantor, and Buyer, dated as of the Closing Date.

“ICG” means Internet Capital Group, Inc., a corporation organized under the laws of the State of Delaware and the sole shareholder of ICG Holdings.

“ICG Holdings” means ICG Holdings, Inc., a corporation organized under the laws of the State of Delaware and the principal shareholder of CQ and subsidiary of ICG.

“Inbound License Agreement of Buyer” means any License Agreement pursuant to which Buyer or any of its subsidiaries has been granted any rights in any Intellectual Property.

“Inbound License Agreement of Sellers” means any License Agreement pursuant to which Sellers have been granted any rights in any Intellectual Property.

“Indemnifiable Losses” means the aggregate of Buyer Losses and Seller Losses.

“Intellectual Property” means, interchangeably and collectively as context requires, the following, whether completed or in any stage of development: (a) Copyrights; (b) Patents; (c) Trademarks; (d) Trade Secrets; (e) rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of natural Persons; (f) all rights with respect to Software, to the extent not otherwise embodied in the foregoing clauses (a)-(e); (g) all rights with respect to Internet Identifiers, to the extent not otherwise embodied in the foregoing clauses (a)-(e); and (h) all moral rights in any of the foregoing.

“Interim Financial Statements” means the unaudited balance sheet and the related unaudited statements of income and cash flows of the Business of Sellers as of and for the six (6) month period ended June 30, 2005, as certified by the Chief Executive Officer and Vice President, Finance of CQ.

“Internet Identifiers” means (a) internet domain names; (b) ranges of internet protocol addresses and, to the extent not included in such ranges, individual internet protocol addresses, but not including any such addresses within the three blocks reserved by the Internet Assigned Numbers Authority for private internets (i.e., 10.0.0.0/8, 172.16.0.0/12 and 192.168.0.0/15); (c) secure socket layer certificates; and (d) Software code signing certificates.

“Laws” means all applicable laws, codes, statutes, ordinances, orders, judgments, decrees, administrative or judicial promulgations, injunctions, determinations, approvals, rules, regulations, permits, certificates, licenses and authorizations of all Governmental Entities with jurisdiction, that relate to or affect the Business of Buyer or the Business of Sellers, as the case may be.

 “Leased Real Property” means 5481 West Waters Avenue, Suite 100, Tampa, Florida 33634, together with all fixtures, improvements and appurtenances thereon.

“Lease” means that certain Industrial Building Lease between CQ and First Industrial, L.P.

 “Legal Dispute” means any action, suit or proceeding between or among the Parties and/or their Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Assignment of Trademarks, the Internet Assignment, the CQ Closing Certificate, the CQ UK Closing Certificate, the Sellers Closing Certificate or the Buyer Closing Certificate or any of the transactions contemplated hereby.

“License Agreement” means any agreement (including, without limitation, any outstanding decrees, orders, judgments, settlement agreements or stipulations, and any Mass-Market Licenses) pursuant to which a Person is granted any rights in any Intellectual Property, including any right to distribute, promote, market or sell any Intellectual Property.

“Licensed Intellectual Property of Buyer” means Intellectual Property in which Buyer is granted any rights pursuant to an Inbound License Agreement of Buyer.

“Licensed Intellectual Property of Sellers” means Intellectual Property in which Sellers are granted any rights pursuant to an Inbound License Agreement of Sellers.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, registrations certificates, approvals, exemptions, classifications, registrations and other similar documents, rights and authorizations issued by any Governmental Entity.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances.

“Mass-Market License” means any License Agreement that (a) grants the licensee(s) thereunder any rights in Mass-Market Software; (b) is a “shrink wrap” or “click wrap” license agreement; and (c) requires aggregate annual and/or other fee payments of less than One Thousand Dollars ($1,000) or a one-time royalty of not less than Fifteen Thousand Dollars ($15,000).

“Mass-Market Software” means non-customized, commercial, off-the-shelf Software made generally available to the public.

“Material Adverse Effect” means (a) with respect to any Person, any event, change, circumstance or effect that (either individually or when taken together with all other events, changes or effects that have occurred) is or is reasonably likely to be materially adverse to the business, results of operations, financial condition, assets or liabilities of such Person, and (b) with respect to a Party, any event, change or effect that has occurred that (either individually or when taken together with all other events, changes or effects that have occurred) is reasonably likely to prevent or materially delay the performance of a Party under this Agreement or the transactions contemplated hereby; provided, that in each case a Material Adverse Effect will not be deemed to include (1) events, changes, effects, conditions or trends in economic, business or financial conditions generally affecting the software industry, but only to the extent that such events, changes, effects, conditions or trends do not have a substantially disproportionate effect on the Business of Buyer or the Business of Sellers, as the case may be, (2) events, changes or effects resulting from general economic, business, political or financial conditions (including changes in interest levels or prices of securities), but only to the extent that such events, changes or effects do not have a substantially disproportionate effect on the Business of Buyer or the Business of Sellers, as the case may be, (3) changes in laws, GAAP or regulatory accounting principles, but only to the extent that such changes do not have a substantially disproportionate effect on the Business of Buyer or the Business of Sellers, as the case may be, (4) changes, effects or events arising from national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, but only to the extent that such changes, effects or events do not have a substantially disproportionate effect on the Business of Buyer or the Business of Sellers, as the case may be, or (5) a

Material Adverse Effect in any Seller unless such event, change, circumstance or effect would be considered a Material Adverse Effect for Sellers on a consolidated basis.

“NLRB” means the United States National Labor Relations Board.

“Outbound License Agreement of Buyer” means any License Agreement pursuant to which Buyer grants any rights in any Owned Intellectual Property of Buyer to any other Person.

“Outbound License Agreement of Sellers” means any License Agreement pursuant to which Sellers grant any rights in any Owned Intellectual Property of Sellers to any other Person.

“Owned Intellectual Property” means Intellectual Property owned by such Party.

“Owned Internet Identifier” means, with respect to either Party, an Internet Identifier owned by, allocated to (in the case of ranges of internet protocol addresses and individual internet protocol addresses), or issued to (in the case of secure socket layer certificates and Software code signing certificates) such Party.

“Owned Software of Buyer” means Software included in the Owned Intellectual Property of Buyer.

“Owned Software of Sellers” means Software included in the Owned Intellectual Property of Sellers.

“Patents” means all patents and registrations, industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and the right to sue for past infringement thereof.

“Permitted Liens” means: (a) liens imposed by Law for Taxes, assessments or charges or claims by Governmental Entities that are not yet due or are being properly contested; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like liens imposed by Law or contract, arising in the ordinary course of business and securing obligations that are not overdue; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) easements, zoning restrictions, rights-of-way, licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting the Leased Real Property that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of the Business of Buyer or the Business of Sellers, as the case may be; (f) any (i) interest or title of a lessor or sublessor under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii); (g) with respect to the Leased Real Property, any defect or encumbrance caused by or arising out of the failure to record the lease or a memorandum thereof in the applicable real property records in the county where such Leased Real Property is located; and (h) those Liens set forth on Schedule 1.1(b).

“Person” means an individual, a sole proprietorship, a partnership, a corporation, an association, an institution, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity or any other legal entity.

“Post-Closing Certificate” means a certificate from Sellers, signed by CQ’s Chief Executive Officer and Vice President, Finance, each on behalf of CQ and not in his or her individual capacity, certifying the preparation of the Closing Date Balance Sheet in accordance with the application of the financial accounting policies and practices employed by Sellers in preparation of the Financial Statements and compliance with GAAP (except for the absence of footnotes) and setting forth, based on the Closing Date Balance Sheet, the Adjusted Net Asset Position and the Closing Date Accounts Receivable Amount.

“Registration Rights Agreement” means that certain Third Amended and Restated Registration Rights Agreement, dated as of the Closing Date, by and among Buyer and the parties named therein.

“Regulations” means all applicable rules, regulations, requirements, standards and guidelines promulgated by any Governmental Entity that may regulate the Business of Buyer or the Business of Sellers, as the case may be.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Benefit Plan” means each written plan, fund, program, Contract or scheme, in each case, that is sponsored or maintained or required to be sponsored or maintained by Sellers or any Seller ERISA Affiliate or to which Sellers or any Seller ERISA Affiliate make, or have an obligation to make, contributions providing for employee benefits or for the remuneration (other than salary), direct or indirect, of the employees, former employees, officers, contingent workers or leased employees of Sellers or any Sellers ERISA Affiliate or the dependents of any of them, including each written deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or Contract; and each health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal program, agreement or arrangement.

“Seller ERISA Affiliate” means a member of a controlled group of corporations or a trade or business under common control, as defined under Code Section 414(b) or (c), with any Seller.

“Seller Indemnified Parties” means Sellers and each of the heirs, executors, successors and assigns of Sellers.

“Sellers’ Intra-company License Agreement” means any License Agreement pursuant to which any rights in Intellectual Property are granted (a) by CQ to any of its subsidiaries or Affiliates; or (b) to CQ by any subsidiary, including CQ UK, or Affiliate of CQ.

“Sellers’ Knowledge” means all facts actually known, or which would reasonably be expected to be known after a due inquiry of the relevant facts and circumstances, by those individuals listed on Schedule 1.1(c).

“Series AA Preferred Stock” means Buyer’s class of securities known as Series AA Convertible Preferred Stock, par value $0.10 per share.

“Software” means all (a) computer programs, including software implementations of algorithms, models and methodologies, whether in source code or object code form; (b) libraries, functions, subroutines, development tools, interfaces, displays and other work product or tools used to design, plan, organize, develop, implement or operate any computer program; (c) databases and compilations, including data and collections of data, in any form or format whatsoever, and (d) documentation, including user manuals, training materials, design documents and flowcharts relating to any of the foregoing.

“Source Code of Buyer” means the source code for (a) Owned Software of Buyer and/or (b) Software included in the Licensed Intellectual Property of Buyer.

“Source Code of Sellers” means the source code for (a) Owned Software of Sellers and/or (b) Software included in the Licensed Intellectual Property of Sellers.

“Stockholders Agreement” means that certain Fourth Amended and Restated Stockholders Agreement, dated as of the Closing Date, by and among Buyer and the parties named therein.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible property, escheat, withholding, employment, payroll, social security, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other charges or assessments of any kind for which Sellers may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed thereon by any Governmental Entity.

“Tax Return” means any return, declaration, estimate, installment, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.

“Third Party Software” means Software not owned by Sellers, Buyer or any of their subsidiaries.

“Trade Payables” means any trade account payable reflected on the Interim Financial Statements (other than a trade account payable to any shareholder or an Affiliate of any Seller or any shareholder thereof) that remains unpaid at and is not delinquent as of the Effective Time.

“Trademarks” means all trademarks, service marks, trade names, trade dress, designs, logos, emblems, signs or insignia, slogans, and other similar designations of source or origin, together with all goodwill symbolized by any of the foregoing, registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.

“Trade Secrets” means any and all forms and types of confidential technology, trade secrets and other confidential information, including know-how, customer lists, prospect lists, business plans, inventions, invention disclosures, proprietary processes, formulae, algorithms, models and methodologies.

“Transaction Agreements” means this Agreement and the Ancillary Agreements.

“Uncollected Accounts Receivable” means any of Sellers’ Accounts Receivable that are not actually collected prior to January 1, 2006 and each such Uncollected Account Receivable must be supported by an invoice by the applicable Seller or other documentation which contains customer contact details such as the name of customer, name of contact person, mailing address and phone number.

“VAT” means any value added tax imposed by the Inland Revenue Service of the United Kingdom.

Section 1.2                                      Other Definitions. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires. The definitions of terms of general applicability are set forth in the sections listed below (certain terms that are used only in the section in which they are defined are not listed).

Term	Section

Acquisition	Recitals
Adjusted Net Asset Position	3.3(a)
Adjustment Report	3.3(c)
Agreement	Preamble

Assets	2.2
Assignment and Assumption Agreement	4.2(a)(ii)
Assignment of Trademarks	4.2(a)(iii)
Assumed Contracts	2.2(c)
Assumed Liabilities	2.4
Bill of Sale	4.2(a)(i)
Buyer	Preamble
Buyer Closing Certificate	4.2(b)(vi)
Buyer Intellectual Property	6.8(a)
Buyer Losses	9.1
Buyer Offset Right	9.3(d)
Buyer’s Financial Statements	6.22
Claims Period	9.4
Closing	4.1
Closing Date	4.1
Common Stock	6.2(a)(iii)
Continuing Employee	7.3(c)
CQ	Preamble
CQ Closing Certificate	4.2(a)(v)
CQ UK	Preamble
CQ UK Closing Certificate	4.2(a)(vi)
Effective Time	4.1
Estimated Closing Date Balance Sheet	8.2(n)
Excluded Assets	2.3
Excluded Liabilities	2.5
Fairness Opinion	8.2(p)
Final Adjustment Report	3.3(d)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Internet Assignment	4.2(a)(iv)
material agreements	6.10
Non-Disclosure Agreement	7.5
Parties	Preamble
Party	Preamble
Purchase Price	3.1
Seller	Preamble
Sellers	Preamble
Sellers Closing Certificate	4.2(a)(vii)
Seller Losses	9.2
Seller Offset Right	9.3(c)
Series BB Preferred Stock	6.2(a)(ii)
Third Party Action	9.3(a)
Threshold Amount	9.5(b)
True-Up Payment	3.3(c)
UK Business	3.5(a)

Section 1.3                                      Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), and (f) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

Section 2.1                                      Agreement to Purchase and Sell. Subject to the terms, conditions and other provisions of this Agreement, at the Closing and except as otherwise specifically provided in this Article 2, Sellers will grant, sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase and acquire from Sellers, all right, title and interest of Sellers in and to all of the “Assets” (as hereinafter defined), free and clear of all Liens except for Permitted Liens, and Buyer will assume the Assumed Liabilities.

Section 2.2                                      Assets. The term “Assets” shall mean and shall consist of:

(a)                                  all rights of Sellers in and to the Owned Intellectual Property;

(b)                                 all furnishings, furniture, supplies, tools, machinery and equipment and other personal property and fixed assets owned by Sellers or located on the Leased Real Property;

(c)                                  (i) the Contracts set forth on Schedule 2.2(c), (ii) any Contract made or entered into after the date hereof by Sellers in the ordinary course of their business or with Buyer’s written consent, and (iii) any Contract made or entered into by the Sellers which involves consideration of less than Five Thousand Dollars ($5,000) (the Contracts described in clauses (i), (ii) and (iii), other than Contracts listed in Section 2.3, being hereinafter referred to as the “Assumed Contracts”);

(d)                                 all Accounts Receivable as set forth on Schedule 2.2(d);

(e)                                  all other assets of Sellers necessary for and used in the operation of the Business of Sellers (other than the Excluded Assets); and

(f)                                    (i) all marketing, solicitation and promotional materials relating exclusively to the Business of Sellers, (ii) all insurance policies listed on Schedule 2.2(f), and (iii) all goodwill of the Business of Sellers.

Section 2.3                                      Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include the assets, properties and rights of Sellers listed on Schedule 2.3 hereof (collectively, the “Excluded Assets”).

Section 2.4                                      Assumption of Assumed Liabilities. In connection with the purchase by Buyer of the Assets, at the Closing, Buyer shall assume and thereafter pay, perform and discharge only the following liabilities, obligations and debts related to the Business of Sellers and the Assets (collectively, the “Assumed Liabilities”):

(a)                                  liabilities and obligations under the Assumed Contracts;

(b)                                 all Trade Payables of the Business of Sellers (including all amounts incurred up through and including the Closing Date);

(c)                                  all liabilities relating to any products sold or services provided by the Business of Sellers on or prior to the Closing Date including without limitation warranty obligations, guarantees and product liabilities;

(d)                                 all liabilities set forth on the Estimated Closing Date Balance Sheet; and

(e)                                  the debts, liabilities and/or obligations listed and quantified on Schedule 2.4(e) hereof.

Section 2.5                                      Excluded Liabilities. For avoidance of doubt, the Assumed Liabilities will not include, and in no event will Buyer assume, agree to pay, discharge or satisfy any liability or obligation under this Agreement or otherwise have any responsibility for, any liability or obligation of Sellers of any kind, whether known, unknown, contingent or otherwise (collectively, the “Excluded Liabilities”):

(a)                                  for any indebtedness with respect to borrowed money including, but not limited to, debt owed to any Affiliate of CQ or any bank and any inter-company balances, and any interest or penalties accrued thereon;

(b)                                 for any Taxes of Sellers (provided that transfer taxes incurred in connection with the transactions contemplated by this Agreement shall be paid in the manner set forth in Section 7.7);

(c)                                  pertaining to any (i) Excluded Asset or (ii) Contract that is not an Assumed Contract;

(d)                                 relating to, resulting from, or arising out of, any former operation of the Business of Sellers that has been discontinued or disposed of prior to the Closing; or

(e)                                  relating to, resulting from, or arising out of, any operation of the Business of Sellers prior to the Closing Date (other than those liabilities and obligations referred to in Section 2.4) including, but not limited to, accounts payable and accrued liabilities other than those entered into in the ordinary course of the Business of Sellers, consistent with past practice (it being understood that all liabilities of Seller to parties other than Buyer relating to, resulting from, or arising out of Sellers’ infringement of Intellectual Property shall only accrue up to and including the Closing Date).

ARTICLE 3

PURCHASE PRICE AND METHOD OF PAYMENT

Section 3.1                                      Purchase Price. The aggregate amount to be paid for the Assets (the “Purchase Price”) will be an aggregate of Fifteen Million Four Hundred Thousand (15,400,000) shares of Series AA Preferred Stock. In addition to the foregoing payment, as consideration for the grant, sale, assignment, conveyance, transfer and delivery of the Assets, Buyer shall assume and discharge the Assumed Liabilities.

Section 3.2                                      Payment of Purchase Price. On the Closing Date, Buyer shall pay the Purchase Price to Sellers.

Section 3.3                                      True-Up Payment.

(a)                                  The Purchase Price has been calculated based upon several factors, including the assumption that those certain Sellers’ consolidated current assets (included in the Assets) minus those certain current liabilities (excluding deferred revenue and included in Assumed Liabilities), as calculated in accordance with Section 8.2(n) (the “Adjusted Net Asset Position”), will be, on the Closing Date, ($401,238).

(b)                                 On the third Business Day following the Closing Date, Buyer shall have received from Sellers the Closing Date Balance Sheet and the Post-Closing Certificate. On the second Business Day following the delivery of the Closing Date Balance Sheet, Buyer or CQ, as the case may be, shall deliver to the other Party, in immediately available funds and pursuant to written wire instructions, the amount by which the Adjusted Net Asset Position reflected in the Closing Date Balance Sheet is greater or less than ($401,238).

(c)                                  No later than January 6, 2006, Buyer shall make, prepare and deliver to CQ or its successors or assigns an adjustment report as to whether any changes or adjustments to the Closing Date Balance Sheet are required (the “Adjustment Report”), which report shall set forth the actual amount of each adjustment and the reason therefore. Such adjustment shall include any adjustments required to reflect the difference between the Closing Date Accounts Receivable Amount and the amount of Uncollected Accounts Receivable, as well as any appropriate adjustments to Trade Payables. Any such payment described in this Section 3.3(c) shall be a “True-Up Payment.”

(d)                                 If CQ or Buyer disagrees with the Closing Date Balance Sheet or the Adjustment Report, respectively, such Party may, within ten (10) Business Days after delivery thereof, deliver a notice to the other Party disagreeing with the Closing Date Balance Sheet or the Adjustment Report, as the case may be, and setting forth such Party’s calculation of the adjustment amounts. Any such notice of disagreement shall specify those amounts as to which such Party disagrees and such Party shall be deemed to have agreed with all other amounts contained in the Closing Date Balance Sheet or the Adjustment Report, as the case may be, and the calculation of any True-Up Payment. If a notice of disagreement is delivered pursuant to this Section 3.3(d), CQ and Buyer shall, during the fifteen (15) Business Days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed amounts in order to determine the amount of the True-Up Payment, which shall not be more than the amount shown in the Closing Date Balance Sheet or the Adjustment Report delivered by Buyer nor less than the amount shown in Sellers’ notice of disagreement. If during such period, Buyer and CQ are unable to reach such agreement, Buyer and CQ shall select and appoint a neutral arbitrator and promptly thereafter cause such arbitrator to review the disputed amounts for the purpose of determining the amount, if any, of the True-Up Payment. The report as ultimately agreed to by CQ and Buyer or as ultimately determined by the arbitrator (the “Final Adjustment Report”) shall be final and binding on all Parties hereto. Upon delivery of any notice of disagreement pursuant to this Section 3.3(d), any obligation with respect to a True-Up Payment shall immediately be suspended until such disagreement has been resolved in accordance with this Section 3.3.

(e)                                  If it is determined that Sellers are required to make a True-Up Payment as a result of a determination made in the Final Adjustment Report, Sellers shall make such payment in immediately available funds within ten (10) Business Days of the date of the Final Adjustment Report and in accordance with written wire instructions provided by Buyer. If it is determined that Buyer is required to make a True-Up Payment as a result of a determination made in the Final Adjustment Report, Buyer shall make such payment in immediately available funds within ten (10) Business Days of the delivery of the Final Adjustment Report and in accordance with written wire instructions provided by Sellers.

(f)                                    Following the Closing, Buyer will use the same efforts to collect the Uncollected Accounts Receivable as it uses to collect its other accounts receivable and Buyer agrees to remit to Sellers any amounts collected by Buyer in respect of Uncollected Accounts Receivable after December 31, 2005. Buyer shall make such payment in immediately available funds within three (3) Business Days of the date payment for such account receivable is received by Buyer and in accordance with written wire instructions provided by Sellers. If any Sellers cease to exist at such time payment is due, such payment shall be made to such Sellers’ successors and assigns. Sellers shall have the right upon reasonable notice to audit Buyer’s records regarding the collection of Uncollected Accounts Receivable.

(g)                                 Sellers agree to reimburse Buyer for any payments made by Buyer after December 31, 2005 in respect of liabilities for Trade Payables incurred by Sellers prior to the Closing Date that have not been reflected in the Closing Date Balance Sheet and the Adjustment Report. Sellers shall make such payment in immediately available funds within three (3) Business Days of the date Sellers receive notice from Buyer of payment for such Trade Payable and in accordance with written wire instructions provided by Buyer.

Section 3.4                                      Allocation of Purchase Price. Within a reasonable time after the Closing and before preparation of IRS Form 8594, Seller and Buyer will allocate the Purchase Price among the Assets and Assumed Liabilities and will prepare IRS Form 8594 in accordance with such allocation. Seller and Buyer agree that they will not take any position which is materially inconsistent with such allocation in preparing income, capital or franchise tax returns. Seller and Buyer acknowledge that such allocation is the result of arm’s length bargaining regarding the fair market value of the Assets. Seller and Buyer shall each file, with its respective federal income tax return for the year in which the Closing occurs, IRS Form 8594. Buyer agrees to report the purchase of the Assets, and Seller agrees to report the sale of the Assets, for income tax purposes in a manner consistent with the information contained in IRS Form 8594. The Buyer and Seller agree that the tangible personal property included in the Assets is being sold by Seller and acquired by Buyer at a value equal to its net book value as reflected in the Interim Financial Statements.

Section 3.5                                      VAT.

(a)                                  Sellers and Buyer shall use commercially reasonable endeavors to procure that the sale by CQ UK of its business (the “UK Business”) under this Agreement is treated by H.M. Customs & Excise as a transfer of a business as a going concern for the purposes of both section 49(1) VATA 1994 and article 5 Value Added Tax (Special Provisions) Order 1995, except that Sellers shall not be required by virtue of this sub-clause to make any appeal to any court against any determination of H.M. Customs & Excise that the sale does not fail to be so treated. Buyer represents and warrants that it is duly registered for VAT purposes under registration number GB 730 7317 53 and that Buyer shall upon and immediately after Closing use the assets comprising the UK Business to carry on the same kind of business (whether or not as part of any Business of Buyer) as that carried on by Sellers in relation to the UK Business before Closing.

(b)                                 If H.M. Revenue & Customs shall determine that VAT is chargeable in respect of the supply of all or any part of the UK Business under this Agreement, Sellers shall notify Buyer of that determination within seven days of their being so advised by H.M. Revenue & Customs and Buyer shall pay to CQ UK by way of additional consideration a sum equal to the amount of VAT determined by H.M. Revenue & Customs to be so chargeable within 14 days of Sellers notifying Buyer of that determination (against delivery by CQ UK of an appropriate VAT invoice).

(c)                                  Buyer shall indemnify CQ UK (on an after Tax basis) against any interest or penalties assessed by H.M. Revenue & Customs on CQ UK as a result of the transfer of the UK Business not being treated as a transfer of a business as a going concern for the purposes of both section 49(1) VATA 1994 and article 5 Value Added Tax (Special Provisions) Order 1995.

ARTICLE 4

THE CLOSING

Section 4.1                                      Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. Eastern Standard Time on or prior to September 30, 2005 or such other date as is mutually agreed upon in writing by the Parties (the “Closing Date”) and shall be effective at 11:59 p.m. local time thereon (the “Effective Time”). The Closing shall take place at the offices of Venable LLP, 2 Hopkins Plaza, Suite 1800, Baltimore, Maryland 21201.

Section 4.2                                      Closing Deliveries. At the Closing:

(a)                                  Sellers shall deliver (executed as applicable) to Buyer:

(i)                                     a Bill of Sale in the form agreed to by the Parties, transferring to Buyer all of Sellers’ right, title and interest in and to the Assets, together with possession of the Assets (the “Bill of Sale”);

(ii)                                  an Assignment and Assumption Agreement in the form agreed to by the Parties, with respect to the Assumed Liabilities (the “Assignment and Assumption Agreement”);

(iii)                               an Assignment of Trademarks in the form agreed to by the Parties (the “Assignment of Trademarks”);

(iv)                              an Assignment of Domain Names/SSL Certificates in the form agreed to by the Parties (the “Internet Assignment”);

(v)                                 a certificate of an authorized officer of CQ as to the compliance with the conditions set forth in Section 8.2(a)(i) (the “CQ Closing Certificate”);

(vi)                              a certificate of an authorized officer of CQ UK as to the compliance with the conditions set forth in Section 8.2(a)(ii) (the “CQ UK Closing Certificate”);

(vii)                           a certificate of an authorized officer of each of CQ and CQ UK as to the compliance with the conditions set forth in Section 8.2(a)(iii) and Section 8.2(b) (the “Sellers Closing Certificate”); and

(viii)                        such other documents as are required under this Agreement.

(b)                                 Buyer shall deliver (executed as applicable) to Sellers:

(i)                                     the Purchase Price;

(ii)                                  the Bill of Sale;

(iii)                               the Assignment and Assumption Agreement;

(iv)                              the Assignment of Trademarks;

(v)                                 the Internet Assignment;

(vi)                              a certificate of an authorized officer of Buyer as to the compliance with the conditions set forth in Sections 8.3(a) and 8.3(b) (the “Buyer Closing Certificate”);

(vii)                           all authorizations, approvals, consents or waivers required by Section 8.2(l); and

(viii)                        such other documents as are required under this Agreement.

Section 4.3                                      Nonassignability of Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract or right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or adversely affect the rights of Buyer or any Seller hereunder. If Buyer waives Sellers’ obligation to obtain an authorization, approval, consent and/or waivers of a Governmental Entity or other third party, as the case may be, which is necessary to grant, sell, assign, transfer and/or deliver to Buyer any of the Assumed Contracts or any claims, rights or benefits arising thereunder or resulting therefrom prior to Closing, then, notwithstanding such waiver, following the Closing:

(a)                                  Sellers shall continue to use commercially reasonable efforts to obtain promptly all such authorizations, approvals, consents or waivers. Pending the receipt of such authorization, approval, consent or waiver, Sellers shall use commercially reasonable efforts, and the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer all of the benefits of use of such Assumed Contract and to Sellers the benefits that Sellers would have obtained pursuant to this Agreement had such Assumed Contract been conveyed to Buyer at the Closing.

(b)                                 To the extent that Buyer is provided all of the material benefits pursuant to this Section 4.3 of any Assumed Contract, Buyer shall perform all of the obligations of Sellers thereunder that, but for the lack of an authorization, approval, consent or waiver to assign such Assumed Contract to Buyer, would have become obligations of Buyer at the Closing.

(c)                                  Once authorization, approval, consent or waiver for the grant, sale, assignment, transfer or delivery of any such Contract not granted, sold, assigned, transferred or delivered at the Closing is obtained, such Contract shall be deemed to have been granted, assigned, transferred and delivered to Buyer.

(d)                                 To the extent that any such Contract cannot be transferred or the material benefits of any such Contract cannot be provided to Buyer following the Closing pursuant to this Section 4.3, then Buyer and Sellers shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to Buyer the material economic (taking into account Tax costs and benefits) and operational equivalent benefits that would have been conferred upon Buyer had such authorization, approval, consent or waiver been obtained, including the enforcement for the benefit of Buyer of any and all rights of Sellers against a third party thereunder, and Buyer shall fully perform its obligations under such arrangements. Sellers shall hold in trust for, and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Sellers in connection with its use of any Contract (net of any Taxes required by Law and any other actual, reasonable costs imposed upon Sellers or incurred by Sellers in connection with such Contract) in connection with the arrangements under this Section 4.3.

Section 4.4                                      Post-Acquisition Board of Directors. The individuals set forth on Schedule 4.4 shall become the directors of Buyer and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the charter and bylaws of Buyer or as otherwise provided by Law.

Section 4.5                                      Post-Acquisition Officers. The individuals set forth on Schedule 4.5 shall become the officers of Buyer and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the charter and bylaws of Buyer or as otherwise provided by Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 5.1                                      Representations and Warranties of CQ. CQ hereby represents and warrants to Buyer as follows:

(a)                                  Organization. CQ is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and has full corporate power and authority to carry on its business as now being conducted. CQ is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to so qualify or become licensed would have a Material Adverse Effect with respect to its business. Schedule 5.1(a) sets forth a true and complete list of all jurisdictions, other than the state of Florida, in which CQ is so qualified or licensed and in good standing.

(b)                                 Corporate Records. Copies of the charter of CQ and of the bylaws of CQ heretofore made available to Buyer are true and complete copies of such instruments as amended to the date of this Agreement. Such charter and bylaws of CQ are in full force and effect. CQ is not in violation of any provision of its charter or bylaws.

(c)                                  Authority; Non-Contravention. CQ has the right, power and capacity to execute and deliver this Agreement and any other agreement entered into in connection with this Agreement and to perform its obligations under this Agreement and any other agreement entered into in connection with this Agreement to which it is a party to and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any other agreement entered into in connection with this Agreement by CQ and the performance by CQ of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized and approved by all necessary corporate action. This Agreement has been, and any other agreement entered into in connection with this Agreement will be, as of the Closing Date, duly executed and delivered by CQ and do or will, as the case may be, constitute the valid and binding agreements of CQ, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally. Subject to receipt of the consents and approvals described in Schedule 5.1(d), neither the execution and delivery of this Agreement by CQ nor the consummation of the transactions contemplated hereby does or would, after the giving of notice or the lapse of time or both, (i) conflict with, result in a breach of, constitute a default under, or violate the articles of incorporation or the bylaws of CQ, (ii) conflict with, result in a breach of, constitute a default under, or violate any Law applicable to CQ, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, modify, cancel or refuse to perform under, or require any notice under any Contract or other arrangement, including any express or implied warranty, to which CQ is a party or by which it is bound or to which any of its assets is subject, or (iv) result in the creation of, or give any party the right to create, any Lien, other than Permitted Liens, or other rights upon any right, property or Asset of CQ; except, in the case of clauses (iii) and (iv) above, for such conflicts, breaches, defaults, violations or Liens that would not have a Material Adverse Effect.

(d)                                 No Consents. Except as otherwise set forth on Schedule 5.1(d), no permit, consent, approval, novation, authorization or other order of or filing with any Governmental Entity or any other Person is required in connection with the execution, delivery and consummation of this Agreement and the actions of CQ contemplated hereby.

(e)                                  Regulatory Filings. CQ has timely filed with each Governmental Entity having jurisdiction over CQ all regulatory reports and documents required to be filed by it with respect to its business since December 31, 2002, except for such failures as would not have a Material Adverse Effect with respect to its business. To the extent permissible under applicable Laws, CQ has disclosed or made available to Buyer a true and complete copy of each such report and document filed by CQ with any Governmental Entity after December 31, 2002 and prior to the date hereof. As of their respective dates of filing, such reports and documents (including any financial statements or schedules included or incorporated by reference therein) complied in all respects with the applicable Laws as then in effect.

(f)                                    Tax Matters. Except as set forth on Schedule 5.1(f):

(i)                                     CQ has (A) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Entities all material Tax Returns required to be filed by CQ; and (B) timely paid (or provided adequate reserves in accordance with GAAP, consistently applied, on CQ’s most recent books), or there has been paid on its behalf, all material Taxes due from CQ (whether or not set forth on any Tax Return). All such Tax Returns were complete and accurate in all material respects.

(ii)                                  CQ has complied in all material respects with all applicable tax laws relating to the payment and withholding of material Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3402 and 4999 of the Code and employment withholding Taxes) and have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under all applicable tax laws.

(iii)                               There are no Liens for Taxes upon the assets or properties of CQ except for Permitted Liens.

(iv)                              CQ has not requested any extension of time within which to file any material Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns has been given by or on behalf of CQ.

(v)                                 All Tax deficiencies which have been claimed, proposed or asserted against CQ by any taxing authority have been fully paid, and there are no other federal, state, local or foreign audits, review, or other actions by any taxing authority in progress relating to CQ or its business, nor has CQ received any notice from any taxing authority that it intends to conduct such an audit or investigation. CQ is not subject to any private letter ruling of the Internal Revenue Service or any comparable ruling of any other taxing authority.

(vi)                              CQ is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any Governmental Entity proposed any such adjustment or change of accounting method).

(vii)                           No power of attorney has been granted by or with respect to CQ for any matter relating to Taxes.

(viii)                        CQ is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; provided, however, that the Seller Indemnified Parties shall have no liability for breach of this representation to the extent liability arises from actions taken by Buyer or any of its Affiliates on or after the Closing Date.

(ix)                                CQ is not a party to, bound by, or does not have any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (other than by virtue of being a member of an affiliated group the common parent of which is ICG).

(x)                                   CQ has no liability for Taxes of another person under Section 1.1502-6 of the treasury regulations promulgated under the Code (or any similar provision under state, local or foreign law) (other than by virtue of being a member of an affiliated group the common parent of which is ICG), by contract or otherwise.

(xi)                                CQ is not or has not been a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for U.S. federal income tax purposes.

(g)                                 Assets of Subsidiaries. Neither CQ Holdings nor CITL Holdings owns any assets relating to the Business of Sellers, other than the capital stock of CITL Holdings and CQ UK, respectively.

Section 5.2                                      Intentionally Reserved.

Section 5.3                                      Intentionally Reserved.

Section 5.4                                      Representations and Warranties of CQ UK. CQ UK hereby represents and warrants to Buyer as follows:

(a)                                  Organization. CQ UK is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom and has full corporate power and authority to carry on its business as now being conducted. CQ UK is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to so qualify or become licensed would have a Material Adverse Effect with respect to its business. Schedule 5.4(a) sets forth a true and complete list of all foreign jurisdictions in which CQ UK is so qualified or licensed and in good standing. All of the outstanding stock of CQ UK is indirectly owned beneficially by CQ.

(b)                                 Corporate Records. Copies of the organizational documents of CQ UK heretofore made available to Buyer are true and complete copies of such instruments as amended to the date of this Agreement. Such organizational documents of CQ UK are in full force and effect and CQ UK is not in violation of any provision of its organizations documents.

(c)                                  Authority; Non-Contravention. CQ UK has the right, power and capacity to execute and deliver this Agreement and any other agreement entered into in connection with this Agreement and to perform its obligations under this Agreement and any other agreement entered into in connection with this Agreement to which it is a party to and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any other agreement entered into in connection with this Agreement by CQ UK and the performance by CQ UK of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized and approved by all necessary limited liability company action. This Agreement has been, and any other agreement entered into in connection with this Agreement will be as of the Closing Date, duly executed and delivered by CQ UK and do or will, as the case may be, constitute the valid and binding agreements of CQ UK, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Subject to receipt of the consents and approvals described in Schedule 5.4(d), neither the execution and delivery of this Agreement by CQ UK nor the consummation of the transactions contemplated hereby does or would, after the giving of notice or the lapse of time or both, (i) conflict with, result in a breach of, constitute a default under, or violate the articles of organization of CQ UK, (ii) conflict with, result in a breach of, constitute a default under, or violate any Law applicable to CQ UK, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, modify, cancel or refuse to perform under, or require any notice under any Contract or other arrangement, including any express or implied warranty, to which CQ UK is a party or by which it is bound or to which any of its assets is subject, or (iv) result in the creation of, or give any party the right to create, any Lien, other than Permitted Liens, or other rights upon any right, property or Asset of CQ UK; except, in the case of clauses (iii) and (iv) above, for such conflicts, breaches, defaults, violations or Liens that would not have a Material Adverse Effect.

(d)                                 No Consents. Except as otherwise set forth on Schedule 5.4(d), no permit, consent, approval, novation, authorization or other order of or filing with any Governmental Entity or any other Person is required in connection with the execution, delivery and consummation of this Agreement and the actions of CQ UK contemplated hereby.

(e)                                  Regulatory Filings. CQ UK has timely filed with each Governmental Entity having jurisdiction over CQ UK all regulatory reports and documents required to be filed by it with respect to its business since December 31, 2002, except for such failures as would not have a Material Adverse Effect with respect to its business. To the extent permissible under applicable Laws, CQ UK has disclosed or made available to Buyer a true and complete copy of each such report and document filed by CQ UK with any Governmental Entity after December 31, 2002 and prior to the date hereof. As of their respective dates of filing, such reports and documents (including any financial statements or schedules included or incorporated by reference therein) complied in all respects with the applicable Laws as then in effect.

(f)                                    Tax Matters. Except as set forth on Schedule 5.4(f):

(i)                                     CQ UK has (A) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Entities all material Tax Returns required to be filed by CQ UK; and (B) timely paid (or provided adequate reserves in accordance with GAAP, consistently applied, on CQ UK’s most recent books), or there has been paid on its behalf, all material Taxes due from CQ UK (whether or not set forth on any Tax Return). All such Tax Returns were complete and accurate in all material respects.

(ii)                                  CQ UK has complied in all material respects with all applicable tax laws relating to the payment and withholding of material Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3402 and 4999 of the Code and employment withholding Taxes) and have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under all applicable tax laws.

(iii)                               There are no Liens for Taxes upon the assets or properties of CQ UK except for Permitted Liens.

(iv)                              CQ UK has not requested any extension of time within which to file any material Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns has been given by or on behalf of CQ UK.

(v)                                 All Tax deficiencies which have been claimed, proposed or asserted against CQ UK by any taxing authority have been fully paid, and there are no other federal, state, local or foreign audits, review, or other actions by any taxing authority in progress relating to CQ UK or its business, nor has CQ UK received any notice from any taxing authority that it intends to conduct such an audit or investigation. CQ UK is not subject to any private letter ruling of the Internal Revenue Service or any comparable ruling of any other taxing authority.

(vi)                              No power of attorney has been granted by or with respect to CQ UK for any matter relating to Taxes.

(vii)                           CQ UK is not a party to, bound by, or does not have any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

(viii)                        CQ UK has no liability for Taxes of another person under Section 1.1502-6 of the treasury regulations promulgated under the Code (or any similar provision under state, local or foreign law) (other than by virtue of being a member of an affiliated group the common parent of which is ICG), by contract or otherwise.

(xi)                                CQ UK is not or has not been a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for U.S. federal income tax purposes (other than by virtue of being a member of an affiliated group the common parent of which is ICG).

Section 5.5                                      Representations and Warranties of Sellers. Sellers hereby represent and warrant, jointly and severally, to Buyer as follows:

(a)                                  Restrictions on Business Activities. There is no material order binding upon Sellers or any of their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Sellers or the conduct of the Business of Sellers. Without limiting the foregoing, Sellers have not entered into any agreement under which Sellers are restricted from selling, licensing or otherwise distributing any of their respective products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

(b)                                 Financial Statements; Books and Records.

(i)                                     A copy of the Financial Statements is attached as Schedule 5.5(b)(i). Each of the balance sheets included in such Financial Statements (including the related notes and schedules) fairly presents in all material respects the financial position of the Business of Sellers as of the date of such balance sheet, and each of the statements of income, change in shareholders’ equity and cash flows included in such Financial Statements (including any related notes and schedules) fairly presents in all material respects the results of operations and changes in shareholders’ equity and cash flows, as the case may be, of the Business of Sellers for the periods set forth therein, in each case in accordance with GAAP (except for the absence of footnotes and, in the case of the Interim Financial Statements, normal year end adjustments). Since December 31, 2004, there has been no change in any of the accounting policies, practices or procedures of the Business of Sellers, other than those required or permitted by GAAP.

(ii)                                  Receivables shown on the most recent Financial Statement arose in the ordinary course of business and have been collected or, to Sellers’ Knowledge, are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in such balance sheet. Allowances for doubtful accounts are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with past practices of Sellers. No Account Receivable is subject to any claim of offset, recoupment, set off or counterclaim and Sellers have no knowledge of any facts or circumstances that could give rise to any such claim.

(iii)                               The books and records of the Business of Sellers, all of which have been made available to Buyer by Sellers, are complete and correct in all material respects.

(c)                                  Absence of Undisclosed Liabilities. All liabilities and obligations relating to the Business of Sellers, whether accrued, absolute, contingent or otherwise, and whether known or unknown, that are required under GAAP to be reflected or reserved against in financial statements or disclosed in notes to financial statements are so reflected, reserved against or disclosed in the Financial Statements except for (i) trade payables and other current liabilities incurred in the ordinary course of business since June 30, 2005, (ii) obligations under Contracts entered into in the ordinary course of business and (iii) liabilities or obligations incurred after June 30, 2005 which (x) aggregate less than One Hundred Thousand Dollars ($100,000) or (y) are reflected on Schedule 5.5(c).

(d)                                 Legal Proceedings. Except as set forth in Schedule 5.5(d), there are no material actions, suits, claims, arbitration proceedings or investigations pending or, to Sellers’ Knowledge, threatened against Sellers or their respective officers, directors or employees, relating to or involving the Business of Sellers. There are no actual or, to Sellers’ Knowledge, actions, suits, claims, arbitration proceedings or investigations which present a claim to restrain or prohibit the transactions contemplated herein. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Business of Sellers before any Governmental Entity.

(e)                                  Compliance with Laws. Except set forth on Schedule 5.5(e), the Business of Sellers is being conducted in compliance in all material respects with all Laws, and maintains all material Licenses applicable to the conduct of the Business of Sellers, and Sellers have not received written notification that has not lapsed, been withdrawn or abandoned by any Governmental Entity (i) asserting a violation by the Business of Sellers of any such Law, judgment, order, settlement or decree, (ii) threatening to revoke any License of the Business of Sellers, or (iii) restricting or in any way limiting the operations of the Business of Sellers.

For the avoidance of doubt, no representation or warranty is made under this Section 5.5(e) with respect to Intellectual Property, the sole representations and warranties of Sellers with respect to the Intellectual Property regarding the matters set forth above are made in Section 5.5(j).

(f)                                    Title to Assets.

(i)                                     Sellers are the sole and exclusive legal and equitable owner of all right, title and interest in, and have good and marketable title to, or a valid leasehold or license interest in, all of the Assets (real and personal, tangible and intangible (other than Intellectual Property)), free and clear of any and all Liens, other than Permitted Liens. No Person other than Sellers owns any equipment or other tangible personal property situated on the Leased Real Property that is used in or is necessary for the operation of the Business of Sellers except for the leased items that are subject to personal property leases.

(ii)                                  Except as otherwise noted in Schedule 5.5(f) and except for the Excluded Assets set forth in Schedule 2.3, the Assets that will be acquired by Buyer constitute all the assets and properties used in the operation of the Business of Sellers as presently conducted.

(iii)                               For the avoidance of doubt, no representation or warranty is made under this Section 5.5(f) with respect to Intellectual Property, the sole representations and warranties of Sellers with respect to the Intellectual Property regarding the matters set forth in (i) and (ii) above are made in Section 5.5(j).

(g)                                 Contracts. Schedule 5.5(g) (Contracts) and Schedule 5.5(i)(iii) (Employment and Consulting Contracts) list the following Contracts relating to the Business of Sellers, to which, as of the date hereof, Sellers are a party:

(i)                                     each Contract (or group of related Contracts) relating to the Business of Sellers for the lease of personal property to or from any Person providing for lease payments;

(ii)                                  each Contract (or group of related Contracts) relating to the Business of Sellers for the purchase of supplies, or other personal property, or for the receipt of services, the performance of which (A) will extend over a period of more than six (6) months or (B) involves consideration in excess of Twenty Five Thousand Dollars ($25,000) per annum;

(iii)                               each Contract relating to the Business of Sellers concerning a partnership or joint venture involving a share of profits, losses, costs or liabilities by Sellers with any other Person;

(iv)                              each Contract (or group of related Contracts) relating to the Business of Sellers under which Sellers have created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has granted a Lien on any of the Assets;

(v)                                 each Contract relating to the Business of Sellers binding Sellers, or any director, officer, employee or affiliate thereof, with respect to non-solicitation or non-competition;

(vi)                              each collective bargaining agreement relating to the Business of Sellers;

(vii)                           each Contract relating to the Business of Sellers that will survive the Closing for the employment or other engagement of any individual on a full time, part time, consulting or other basis;

(viii)                        each License Agreement

(ix)                                each Contract for the furnishing of services to any licensee under an Outbound License Agreement; and

(x)                                   each other Contract (or group of related Contracts) relating to the Business of Sellers that is not terminable at will by Sellers prior to or after the Closing without prior notice and without payment of any amount or other penalty, pursuant to which Sellers are or may become subject to any obligation or any liability in excess of Twenty-Five Thousand Dollars ($25,000), or the performance of which involves consideration in excess of Twenty-Five Thousand Dollars ($25,000).

Sellers have made available to Buyer a copy of each Contract listed on Schedule 5.5(g) and Schedule 5.5(i)(iii), together with all amendments, appendices, exhibits, attachments and schedules thereto. With respect to each such Contract and except for such occurrences that would not have, individually or in the aggregate, a Material Adverse Effect on the Business of Sellers:  (i) each such Contract is in full force and effect and a binding obligation of Sellers, enforceable in accordance with its terms with respect to Sellers, and to Sellers’ Knowledge, the other party or parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies, and (ii) Sellers are not in breach or default in any material respect and, to Sellers’ Knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration by any other party under the Contract, and to Sellers’ Knowledge, no other party is in breach or default and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration by Sellers under the Contract.

(h)                                 Real Property. Sellers do not own, of record or beneficially, any right, title or interest in any real property relating to the Business of Sellers or any other asset relating to the Business of Sellers consisting of realty, including appurtenances, improvements or fixtures, nor has either previously owned, any right, title or interest in any real property other than the Leases.

(i)                                     Employees; Employment and Consulting Agreements.

(i)                                     Schedule 5.5(i)(i) contains a true and complete list of all of the Employees of the Business of Sellers as of the date hereof, specifying their position and status and annual salary or hourly wages.

(ii)                                  Except as indicated on Schedule 5.5(i)(ii), all Employees of the Business of Sellers are active as of the date hereof.

(iii)                               Except as set forth on Schedule 5.5(i)(iii), Sellers are not a party to or bound by any written employment or consulting Contract with any Employee, consultant or contractor, which will not be terminated without liability to Sellers prior to the Closing. Sellers have made available to Buyer correct and complete copies of each such written employment and/or consulting Contract.

(iv)                              To Sellers’ Knowledge, no officer, director, member, stockholder, agent, Employee, consultant or contractor of either Seller is bound by any contract that purports to limit the ability of such officer, director, member, stockholder, agent, Employee, consultant or contractor (A) to engage in or continue to perform any conduct, activity, duties or practice relating to the Business of Sellers, or (B) to assign to Seller or to any other Person any rights to any invention, improvement or discovery. To Sellers’ Knowledge, no former or current Employee is a party to, or is otherwise bound by, any agreement that in any way adversely affected, affects or will affect the ability of Sellers or Buyer to conduct the Business of Sellers as heretofore conducted by Sellers.

(v)                                 Sellers have satisfied all tax withholding and reporting obligations with respect to all Employees of the Business of Sellers.

(vi)                              Sellers are not indebted, directly or indirectly, to any of their respective officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of Employees. None of Sellers’ officers, or any members of their immediate families, are, directly or indirectly, indebted to Sellers or any of their respective subsidiaries (other than in connection with purchases of Sellers or any of their respective subsidiaries’ stock) or, to Sellers’ Knowledge, have any direct or indirect ownership interest in any firm or corporation with which Sellers or any of their respective subsidiaries is affiliated or with which Sellers or any of their respective subsidiaries has a material business relationship, or any firm or corporation which competes with Sellers or any of their respective subsidiaries, except for ownership by officers of Sellers or any of their respective subsidiaries of stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with Sellers or any of their respective subsidiaries. To Sellers’ Knowledge, none of Sellers or any of their respective subsidiaries’ officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with Sellers or any of their respective subsidiaries. Other than in the ordinary course of business and consistent with past practices and except as set forth on Schedule 5.5(i)(vi), Sellers or any of their respective subsidiaries is not a guarantor or indemnitor of any indebtedness of any other Person, corporation, partnership or other entity.

(j)                                     Intellectual Property.

(i)                                     Schedule 5.5(j)(i) sets forth a complete and correct list of all Patents, registered Trademarks, applications to register Trademarks, material unregistered Trademarks and material unregistered Copyrights included in the Owned Intellectual Property of Sellers, identifying for each, as applicable: (A) the serial number, registration number or application number; and (B) the status of any issuance, renewal, maintenance or other payments required to be made within twelve (12) months after the date hereof. Sellers own no registered Copyrights nor any applications for registration of any Copyrights.

(ii)                                  Schedule 5.5(j)(ii) sets forth a complete and correct list of all Inbound License Agreements of Sellers (other than Mass-Market Licenses), identifying for each: (A) the licensor(s) thereunder; (B) the date thereof; and (C) the Intellectual Property licensed thereunder.

(iii)                               Schedule 5.5(j)(iii) sets forth a complete and correct list of all Outbound License Agreements of Sellers, identifying for each: (A) the licensee(s) thereunder; (B) the date thereof; and (C) the Owned Intellectual Property of Sellers licensed thereunder.

(iv)                              No Sellers’ Intra-company License Agreements exist.

(v)                                 Schedule 5.5(j)(v) sets forth a complete and correct list of all Owned Software of Sellers, identifying for each all Third Party Software (other than software subject to Mass-Market Licenses) that is (A) required to be used in conjunction with such Owned Software of Sellers in order for such Owned Software of Sellers to function in accordance with its design specifications; or (B) otherwise used by Sellers in conjunction with such Owned Software of Sellers in the ordinary course of the Business of Sellers. The Owned Intellectual Property included in the Assets and the Licensed Intellectual Property included in the Assumed Contracts, together, constitute all of the Intellectual Property used in the operation of the Business of Sellers as presently conducted and as conducted since January 1, 2000.

(vi)                              Schedule 5.5(j)(vi) sets forth a complete and correct list of all Owned Internet Identifiers of Sellers.

(vii)                           Sellers own all right, title and interest in and to the Owned Intellectual Property of Sellers, free and clear of all Liens. The Owned

Intellectual Property of Sellers has been duly maintained, is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

(viii)                        To Sellers’ Knowledge, the Licensed Intellectual Property of Sellers has been duly maintained, is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

(ix)                                To Sellers’ Knowledge, each Inbound License Agreement of Sellers is a valid and binding agreement of CQ or CQ UK, as the case may be, enforceable in accordance with its terms (except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity), and there exists no event or condition (including the consummation of the transactions contemplated by this Agreement) that will result in a violation or breach thereof, or constitute any default thereunder.

(x)                                   All Owned Software of Sellers and other works protectable by Copyright that are included in the Owned Intellectual Property of Sellers were created, developed and authored by either (A) employees of Sellers within the scope of their employment; or (B) independent contractors who have assigned all of their rights to Sellers pursuant to a written agreement. No Owned Software of Sellers was jointly developed with any third Person who has not assigned all of his, her or its rights to Sellers pursuant to a written agreement.

(xi)                                To Sellers’ Knowledge, the operation of the Business of Sellers as presently conducted, and as conducted since January 1, 2000, does not infringe any Intellectual Property rights of any third-party. For the avoidance of doubt, the use by Sellers of any Licensed Intellectual Property pursuant to a valid Inbound License Agreement of Sellers shall not be construed as an infringement of any Intellectual Property rights of the licensor for purposes of this Section 5.5(j)(xi).

(xii)                             There is no pending or, to Sellers’ Knowledge, threatened claim alleging that the Business of Sellers, as presently conducted, and as conducted since January 1, 2000, infringes, violates, misappropriates or dilutes, or interferes with, any Intellectual Property right of any third-party and, to Sellers’ Knowledge, there are no facts or circumstances that might reasonably provide a basis for any such claim.

(xiii)                          There is no pending or, to Sellers’ Knowledge, threatened claim challenging the validity or enforceability of any Inbound License Agreement of Sellers or Outbound License Agreement of Sellers and, to

Sellers’ Knowledge, there are no facts or circumstances that might reasonably provide a basis for any such claim.

(xiv)                         Neither CQ nor CQ UK has brought or threatened a claim against any Person (A) alleging infringement, violation, misappropriation, or dilution of, or interference with, any Owned Intellectual Property of Sellers or any License Agreement; (B) challenging any Person’s ownership or use of, or the validity or enforceability of, any Intellectual Property; or (C) challenging the validity or enforceability of any License Agreement and, to Sellers’ Knowledge, there are no facts or circumstances that might reasonably provide a basis for any claim described in the foregoing clauses (A)-(C) and reasonably relating to the Business of Sellers.

(xv)                            All registered Trademarks, applications to register Trademarks and material unregistered Trademarks included in the Owned Intellectual Property of Sellers are in use in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates (with respect to registered Trademarks) or applications (with respect to unregistered Trademarks for which an application has been filed).

(xvi)                         Sellers take commercially reasonable measures to protect the confidentiality of (A) the Source Code and (B) Trade Secrets included in the Owned Intellectual Property of Sellers and the Licensed Intellectual Property of Sellers, including requiring all employees and third Persons having access thereto to execute written non-disclosure agreements. No Trade Secrets included in the Owned Intellectual Property of Sellers or the Licensed Intellectual Property of Sellers have been disclosed or authorized to be disclosed to any third Person other than pursuant to a written non-disclosure agreement; and no third Person that is a party to any non-disclosure agreement with Sellers is in breach or default thereof. No Person other than Sellers is in possession of any Source Code included in the Owned Intellectual Property of Sellers. Neither CQ nor CQ UK is bound by any agreement that will, or would reasonably be expected to, result in or require the disclosure or release of any Source Code included in the Owned Intellectual Property of Sellers to a third Person by CQ, CQ UK, or any escrow agent(s).

(xvii)                      Except as set forth on Schedule 5.5(j)(xvii), no Owned Software of Sellers or any other Software presently used by Sellers in the ordinary course of the Business of Sellers or, used by Sellers in the ordinary course of the Business of Sellers since January 1, 2000, is, includes, or is a derivative of any Software (A) for which the source code is in the public domain, or (B) that includes “open source” code or is licensed pursuant to an “open source” license, including by way of example, but not in limitation, the GNU General Public License, the Mozilla Public License, the BSD License or the Apache Software License.

(xviii)                   Except as set forth on Schedule 5.5(j)(xviii), neither CQ nor CQ UK has any obligation to provide any technical support or Software maintenance services to any third Person.

(xix)                           No current or former shareholder, partner, member, director, officer or employee of CQ or CQ UK has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title or interest in or to, or any right to use, directly or indirectly, in whole or in part, any of the Owned Intellectual Property of Sellers or Licensed Intellectual Property of Sellers; provided, that for purposes of this Section 5.5(j)(xix), “Owned Intellectual Property of Sellers” shall not include, in the case of each such natural Person, moral rights and rights of publicity and privacy relating to the use of the name, likeness, voice, signature and biographical information of such natural Person.

(xx)                              Neither this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in any third Person being granted rights of access to, use of, or the placement in or release from escrow of, any Owned Intellectual Property of Sellers or, to Sellers’ Knowledge, any Licensed Intellectual Property of Sellers.

(xxi)                           To Sellers’ Knowledge, the Owned Intellectual Property of Sellers and the Licensed Intellectual Property of Sellers include all Intellectual Property necessary for the continued conduct of the Business of Sellers after the Closing in substantially the same manner as currently conducted.

(xxii)                        Except as set forth on Schedule 5.5(e), to Sellers’ Knowledge, the Business of Sellers is being conducted in compliance in all material respects with all Laws relating to Intellectual Property, and Sellers have not received written notification that has not lapsed, been withdrawn or abandoned by any Governmental Entity asserting a violation by the Business of Sellers of any such Law, judgment, order, settlement or decree, relating to Intellectual Property.

(k)                                  Labor Agreements and Actions. Sellers are not bound by or subject to (and none of theirs assets or properties are bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to Sellers’ Knowledge, has sought to represent any of the Employees, representatives or agents of Sellers. There is no strike or other labor dispute involving Sellers pending, or to Sellers’ Knowledge, threatened, which could have a Material Adverse Effect, nor are

Sellers aware of any labor organization activity involving their employees. Sellers have complied in all material respects with all applicable federal and state equal employment opportunity laws and with all other laws related to employment or the health and safety of their Employees.

(l)                                     Benefit Plans.

(i)                                     Schedule 5.5(l)(i) contains a list of each Seller Benefit Plan currently sponsored, maintained or contributed to by Sellers in connection with the Business of Sellers.

(ii)                                  Except as set forth in Schedule 5.5(l)(ii), (A) with respect to each Seller Benefit Plan identified on Schedule 5.5(l)(i), Sellers have heretofore made available to Buyer true and complete copies of the plan documents and any amendments thereto, and (B) each Seller Benefit Plan has been established, qualified, operated and administered in all material respects in accordance with its terms and in compliance with ERISA, the Code and all Applicable Benefit Laws including without limitation compliance with (1) the continuation coverage requirements of ERISA Sections 601 to 608, (2) Code Section 401(a) in the case of a Seller Benefit Plan intended to be qualified thereunder, and (3) all reporting and disclosure requirements.

(iii)                               No Seller Benefit Plan is a “multiemployer plan” as defined in ERISA Section 4001(a)(3) or otherwise subject to Title IV of ERISA. No Seller Benefit Plan is subject to Code Section 412 or ERISA Section 302.

(m)                               Absence of Certain Changes. Except as set forth on Schedule 5.5(m), since June 30, 2005, there has not been any:

(i)                                     change with respect to the Business of Sellers that has had a Material Adverse Effect on the Business of Sellers;

(ii)                                  adoption of, amendment to or increase in the payments to or benefits under, any Seller Benefit Plan (except as necessary to comply with Applicable Benefit Laws);

(iii)                               payment of (except in the ordinary course of the Business of Sellers, consistent with past practice) or increase in any bonuses, salaries or other compensation to any director, officer, member, consultant or contractor of any Seller, or any Employee;

(iv)                              entry into, or modification of, any employment, severance or similar agreement with any director, officer, member, consultant or contractor of any Seller, or any Employee;

(v)                                 entry into, or modification of, any agreement, arrangement or understanding with any director, officer, member, consultant or contractor of any Seller, or any Employee, which agreement, arrangement or understanding provides for the payment of any amount upon a change of control of any Seller or the Business of Sellers;

(vi)                              entry into, termination of or receipt of notice of termination of agreement that is material to the Business of Sellers;

(vii)                           cancellation or waiver of any claims or rights with a value to the Business of Sellers in excess of Twenty-Five Thousand Dollars ($25,000);

(viii)                        indication by a vendor of an intention to discontinue or change the terms of its relationship with any Seller, or the Business of Sellers; or

(ix)                                agreement relating to the Business of Sellers providing for or relating to any of the matters listed in items (i) through (viii), above.

(n)                                 Insurance. Schedule 5.5(n) sets forth a correct and complete list of all current insurance policies and coverages relating to the Business of Sellers for which any Seller is an insured party. All such policies are in full force and effect and all premiums due and payable in respect thereof have been paid. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by Sellers. Schedule 5.5(n) sets forth a list of all pending claims with respect to such policies.

(o)                                 Subsidiaries. CQ UK does not and CQ, except for CQ Holdings, CITL Holdings and CQ UK, does not hold or own, directly or indirectly, any securities, equity interests or rights to acquire securities or equity interests in any other corporation, partnership, joint venture or other Person.

(p)                                 Brokers. Sellers have no liability, directly or indirectly, to pay any fees, commissions or other amounts to any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby.

(q)                                 Securities Law Matters. Sellers are acquiring the shares of Series AA Preferred Stock which comprise the Purchase Price for their own account and not with a view toward distribution within the meaning of Section 2(11) of the Securities Act. Sellers confirm that Buyer has made available to Sellers and their representatives the opportunity to ask questions of the officers and management employees of Buyer and to acquire such additional information about the business and financial condition of Buyer as Sellers have requested, and all such information has been received.

(r)                                    Permits. Sellers have all material franchises, permits, licenses and any similar authority necessary for the conduct of the Business of Sellers as now being conducted. Sellers are not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

Section 6.1                                      Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland and has full corporate power and authority to carry on its business as now being conducted. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or become licensed would have a Material Adverse Effect with respect to its business. Schedule 6.1 sets forth a true and complete list of all foreign jurisdictions in which Buyer is so qualified or licensed and in good standing.

Section 6.2                                      Capitalization.

(a)                                  On the Closing Date, the authorized capital stock of Buyer shall consist of the following:

(i)                                     40,000,000 shares of Series AA Preferred Stock of which 21,656,965.65 shares are issued and outstanding on the date hereof;

(ii)                                  6,800,000 shares of Series BB Convertible Preferred Stock, par value $0.10 per share (the “Series BB Preferred Stock”), none of which are issued and outstanding on the date hereof;

(iii)                               55,179,000 shares of common stock, par value $0.10 per share (the “Common Stock”), none of which are issued and outstanding on the date hereof; and

(iv)                              Buyer has reserved 87,500 shares of Common Stock for issuance to directors, key employees and consultants to the Company pursuant to its 1999 Equity Incentive Plan, which has been duly adopted by Buyer’s board of directors and approved by Buyer’s shareholders. Buyer’s board of directors and shareholders have approved the 2004 Omnibus Stock Plan which allows Buyer to issue stock options to purchase up to 4,075,191 shares of Common Stock for issuance to directors, key employees and consultants and 1,443,779.71 restricted stock units for shares of Series AA Preferred Stock for issuance to key employees.

(b)                                 Except as set forth on Schedule 6.2(b), (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of Buyer or any of its subsidiaries is authorized or outstanding, (ii) neither Buyer nor any of its subsidiaries has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security, participation right or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Buyer or any of its subsidiaries, and (iii) neither Buyer nor any of its subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(c)                                  Attached hereto as Schedule 6.2(c)(i) is a true and complete list of Buyer’s shareholders, showing the number of shares of capital stock of Buyer held of record by each shareholder as of the date of this Agreement. Except as set forth on Schedule 6.2(c)(ii), there are no agreements, written or oral, between Buyer and any holder of its capital stock, or among any holders of its capital stock, relating to the issuance, acquisition (including without limitation rights of first refusal or preemptive rights), disposition, registration under the Securities Act, or voting of the capital stock of Buyer.

Section 6.3                                      Subsidiaries. Except as set forth on Schedule 6.3, Buyer does not have any subsidiaries or own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, trust, association, or other business entity. Except as set forth on Schedule 6.3, Buyer’s subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions and have all requisite corporate power and authority for the ownership and operations of their properties and to carry on their businesses as now conducted and as proposed to be conducted. Buyer’s subsidiaries are duly qualified to transact business and are in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect. Each of the subsidiaries listed on Schedule 6.3 is, directly or indirectly, wholly-owned by Buyer.

Section 6.4                                      Authorization. All corporate action on the part of Buyer, its directors and shareholders necessary for the authorization, execution and delivery of the Transaction Agreements, the performance of all obligations of Buyer hereunder and thereunder and the authorization, issuance and delivery of the Series AA Preferred Stock and the authorization and reservation of the Common Stock issuable upon conversion of the Series AA Preferred Stock has been taken or will be taken prior to the Closing, and the Transaction Agreements, when executed and delivered by Buyer, shall (assuming due execution by the other parties thereto) constitute valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their terms (i) subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, (ii) except as the availability of equitable remedies may be limited by general principles of equity, or (iii) except to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

Section 6.5                                      Valid Issuance of Securities. The Series AA Preferred Stock that is being issued to Sellers in accordance with the terms herein, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Stockholders Agreement, and applicable federal and state securities laws and will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Series AA Preferred Stock purchased hereunder has been duly and validly reserved for issuance, and upon issuance in accordance with the terms of Buyer’s Amended and Restated Articles of Incorporation, against payment received therefor, shall be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Stockholders Agreement and applicable federal and state securities laws and will be issued in compliance with all applicable federal and state securities laws. Neither the issuance, sale or delivery of the Series AA Preferred Stock nor the issuance or delivery of the Common Stock upon conversion of the Series AA Preferred Stock is subject to any preemptive right of the shareholders of Buyer with which Buyer has not complied or which has not been properly waived or to any right of first refusal or other right in favor of any individual or entity.

Section 6.6                                      Governmental Consents. Except as set forth on Schedule 6.6, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, foreign, state or local governmental authority on the part of Buyer or any of its subsidiaries is required in connection with the consummation of the transactions contemplated by this Agreement or any other agreement relating to the Acquisition, except for filings pursuant to applicable state securities laws and Regulation D of the Securities Act, which will be made by Buyer in compliance with such laws.

Section 6.7                                      Litigation. Except as set forth on Schedule 6.7, there is no action, suit, proceeding or investigation pending or, to Buyer’s Knowledge, currently threatened against Buyer or any of its subsidiaries nor, to Buyer’s Knowledge, is there any basis for the foregoing. Except as set forth on Schedule 6.7, neither Buyer nor any of its subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Buyer or any of its subsidiaries currently pending or which Buyer or any of its subsidiaries intends to initiate. To Buyer’s Knowledge, no executive officer of Buyer (including any of such person’s properties or assets) is pursuing, is a party or is otherwise subject to any pending action, suit, proceeding or investigation and there is no threat thereof which, individually or in the aggregate, would reasonably be expected to prevent such executive officer from devoting substantially all of such person’s business time to the affairs of Buyer.

Section 6.8                                      Intellectual Property.

(i)                                     Schedule 6.8(i) sets forth a complete and correct list of all Patents, registered Trademarks, applications to register Trademarks, material unregistered Trademarks and material unregistered Copyrights included in the Owned Intellectual Property of Buyer, identifying for each, as applicable: (A) the serial number, registration number or application number; and (B) the status of any issuance, renewal, maintenance or other payments required to be made within twelve (12) months after the date hereof. Buyer owns no registered Copyrights nor any applications for registration of any Copyrights.

(ii)                                  Schedule 6.8(ii) sets forth a complete and correct list of all Inbound License Agreements of Buyer other than Mass-Market Licenses, identifying for each: (A) the licensor(s) thereunder; (B) the date thereof; and (C) the Intellectual Property licensed thereunder.

(iii)                               Schedule 6.8(iii) sets forth a complete and correct list of all Outbound License Agreements of Buyer, identifying for each: (A) the licensee(s) thereunder; (B) the date thereof; and (C) the Owned Intellectual Property of Buyer licensed thereunder.

(iv)                              No Buyer’s Intra-company License Agreements exist.

(v)                                 Schedule 6.8(v) sets forth a complete and correct list of all Owned Software of Buyer, identifying for each all Third Party Software (other than software subject to Mass-Market Licenses) that is (A) required to be used in conjunction with such Owned Software of Buyer in order for such Owned Software of Buyer to function in accordance with its design specifications; or (B) otherwise used by Buyer in conjunction with such Owned Software of Buyer in the operation of the Business of Buyer as presently conducted and as conducted since January 1, 2000.

(vi)                              Schedule 6.8(vi) sets forth a complete and correct list of all Owned Internet Identifiers of Buyer.

(vii)                           Except as set forth on Schedule 6.8(vii), Buyer owns all right, title and interest in and to the Owned Intellectual Property of Buyer, free and clear of all Liens. The Owned Intellectual Property of Buyer has been duly maintained, is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

(viii)                        To Buyer’s Knowledge, the Licensed Intellectual Property of Buyer has been duly maintained, is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

(ix)                                To Buyer’s Knowledge, each Inbound License Agreement of Buyer is a valid and binding agreement of Buyer enforceable in accordance with its terms (except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity), and there exists no event or condition (including the consummation of the transactions contemplated by this Agreement) that will result in a violation or breach thereof, or constitute any default thereunder.

(x)                                   All Owned Software of Buyer and other works protectable by Copyright that are included in the Owned Intellectual Property of Buyer were created, developed and authored by either (A) employees of Buyer within the scope of their employment; or (B) independent contractors who have assigned all of their rights to Buyer pursuant to a written agreement. No Owned Software of Buyer was jointly developed with any third Person who has not assigned all of his, her or its rights to Buyer pursuant to a written agreement.

(xi)                                To Buyer’s Knowledge, the operation of the Business of Buyer as presently conducted, and as conducted since January 1, 2000, does not infringe any Intellectual Property rights of any third-party. For the avoidance of doubt, the use by Buyer of any Licensed Intellectual Property pursuant to a valid Inbound License Agreement of Buyer shall not be construed as an infringement of any Intellectual Property rights of the licensor for purposes of this Section 6.8(xi).

(xii)                             There is no pending or, to Buyer’s Knowledge, threatened claim alleging that the Business of Buyer, as presently conducted, and as conducted since January 1, 2000, infringes, violates, misappropriates or dilutes, or interferes with, any Intellectual Property rights of any third-party and, to Buyer’s Knowledge, there are no facts or circumstances that might reasonably provide a basis for any such claim.

(xiii)                          There is no pending or, to Buyer’s Knowledge, threatened claim challenging the validity or enforceability of any Inbound License Agreement of Buyer or Outbound License Agreement of Buyer and, to Buyer’s Knowledge, there are no facts or circumstances that might reasonably provide a basis for any such claim.

(xiv)                         Buyer has not brought or threatened a claim against any Person (A) alleging infringement, violation, misappropriation, or dilution of, or interference with, any Owned Intellectual Property of Buyer or any License Agreement; (B) challenging any Person’s ownership or use of, or the validity or enforceability of, any Intellectual Property; or (C) challenging the validity or enforceability of any License Agreement and, to Buyer’s Knowledge, there are no facts or circumstances that might reasonably provide a basis for any claim described in the foregoing clauses (A)-(C) and reasonably relating to the Business of Buyer.

(xv)                            All registered Trademarks, applications to register Trademarks and material unregistered Trademarks included in the Owned Intellectual Property of Buyer are in use in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates (with respect to registered Trademarks) or applications (with respect to unregistered Trademarks for which an application has been filed).

(xvi)                         Buyer takes commercially reasonable measures to protect the confidentiality of (A) the Source Code and (B) Trade Secrets included in the Owned Intellectual Property of Buyer and the Licensed Intellectual Property of Buyer, including requiring all employees and third Persons having access thereto to execute written non-disclosure agreements. No Trade Secrets included in the Owned Intellectual Property of Buyer or the Licensed Intellectual Property of Buyer have been disclosed or authorized to be disclosed to any third Person other than pursuant to a written non-disclosure agreement; and no third Person that is a party to any non-disclosure agreement with Buyer is in breach or default thereof. No Person other than Buyer is in possession of any Source Code included in the Owned Intellectual Property of Buyer. Buyer is not bound by any agreement that will, or would reasonably be expected to, result in or require the disclosure or release of any Source Code included in the Owned Intellectual Property of Buyer to a third Person by Buyer or any escrow agent(s).

(xvii)                      No Owned Software of Buyer or any other Software used by Buyer in the ordinary course of its business is, includes, or is a derivative of any Software (A) for which the source code is in the public domain, or (B) that includes “open source” code or is licensed pursuant to an “open source” license, including by way of example, but not in limitation, the GNU General Public License, the Mozilla Public License, the BSD License or the Apache Software License.

(xviii)                   Except as set forth on Schedule 6.8(xviii), Buyer does not have any obligation to provide any technical support or Software maintenance services to any third Person.

(xix)                           No current or former shareholder, partner, member, director, officer or employee of Buyer has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title or interest in or to, or any right to use, directly or indirectly, in whole or in part, any of the Owned Intellectual Property of Buyer or

Licensed Intellectual Property of Buyer; provided, that for purposes of this Section 6.8(xix), “Owned Intellectual Property” shall not include, in the case of each such natural Person, moral rights and rights of publicity and privacy relating to the use of the name, likeness, voice, signature and biographical information of such natural Person.

(xx)                              Neither this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in any third Person being granted rights of access to, use of, or the placement in or release from escrow of, any Owned Intellectual Property of Buyer or, to Buyer’s Knowledge, any Licensed Intellectual Property of Buyer.

(xxi)                           To Buyer’s Knowledge, the Owned Intellectual Property of Buyer and the Licensed Intellectual Property of Buyer include all Intellectual Property necessary for the continued conduct of the Business of Buyer after the Closing in substantially the same manner as currently conducted.

(xxii)                        To Buyer’s Knowledge, the Business of Buyer is being conducted in compliance in all material respects with all Laws relating to Intellectual Property, and Buyer has not received written notification that has not lapsed, been withdrawn or abandoned by any Governmental Entity asserting a violation by the Business of Buyer of any such Law, judgment, order, settlement or decree, relating to Intellectual Property.

Section 6.9                                      Compliance with Other Instruments.

(a)                                  Neither Buyer nor any of its subsidiaries is in violation or default (i) of any provisions of their respective articles of incorporation, bylaws or other organizational documents, (ii) of any material instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, which violations or defaults are material, or (iii) of any provision of federal or state statute, rule or regulation applicable to Buyer or any of its subsidiaries. Buyer and its subsidiaries hold all material licenses or permits to the extent required by Buyer’s and its subsidiaries’ ownership of their assets and operations and the conduct of their respective businesses as currently conducted. The execution, delivery and performance of this Agreement and any other agreement relating to the Acquisition and the consummation of the transactions contemplated hereby or thereby will not, with or without the passage of time and/or the giving of notice, result in any such violation or be in conflict with or constitute either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any Lien, charge or encumbrance upon any assets of Buyer or its subsidiaries, except where any such violation, conflict, default or creation of any such lien, charge or encumbrance would not have a Material Adverse Effect.

(b)                                 Both Buyer and its subsidiaries have used commercially reasonable efforts to avoid every condition, and not to perform any act, the occurrence of which would result in Buyer’s or its subsidiaries’ loss of any material Intellectual Property Right.

Section 6.10                                Agreements; Action.

All of the of the material agreements of Buyer and its subsidiaries are enforceable against Buyer and the other parties thereto in accordance with their terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity. Neither Buyer nor any of its subsidiaries is now in default in any material respect under, nor are there any liabilities arising from any material breach or material default by Buyer or any subsidiary prior to the date of this Agreement of, any provision of any such agreements.

For purposes of this Section 6.10, “material agreements” shall mean agreements to which Buyer or any of its subsidiaries is a party or by which any of them is bound that involve (i) obligations (contingent or otherwise) of, or payments to, Buyer or any of its subsidiaries in excess of, $25,000, (ii) any agreement relating to the Intellectual Property Rights (excluding agreements in the ordinary course of business and trade secrets and Intellectual Property Rights to software generally available for commercial purchase or license), (iii) the grant of rights to manufacture, produce, assemble, license, market or sell its products to any other person or that affect the exclusive right of Buyer or any of its subsidiaries to develop, manufacture, assemble, distribute, market or sell its products, and (iv) all employment and consulting agreements, employee benefit, severance, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, and distribution and sales representative agreements.

Section 6.11                                Absence of Liabilities. Except as set forth on Schedule 6.11, since June 30, 2005, neither Buyer nor any of its subsidiaries has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually other than in the ordinary course of business and in amounts and on terms consistent with past practices, (iii) made any loans or advances to any person or entity, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business or disposal of assets in the ordinary course of business.

Section 6.12                                No Conflict of Interest. Neither Buyer nor any of its subsidiaries is indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of Buyer or its subsidiaries’ officers, or any members of their immediate families, are, directly or indirectly, indebted to Buyer or any of its subsidiaries (other than in connection with purchases of Buyer or any of its subsidiaries’ stock) or, to Buyer’s Knowledge, have any direct or indirect ownership interest in any firm or corporation with which Buyer or any of its subsidiaries is affiliated or with which Buyer or any of its subsidiaries has a material business relationship, or any firm or corporation which competes with Buyer or any of its subsidiaries, except for ownership by officers of Buyer or any of its subsidiaries of stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with Buyer or any of its subsidiaries. To Buyer’s Knowledge, none of Buyer or any of its subsidiaries’ officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with Buyer or any of its subsidiaries. Other than in the ordinary course of business and consistent with past practices and except as set forth on Schedule 6.12, neither Buyer nor any of its subsidiaries is a guarantor or indemnitor of any indebtedness of any other Person, corporation, partnership or other entity.

Section 6.13                                Rights of Registration and Voting Rights. Except (a) as contemplated in the Registration Rights Agreement, the Stockholders Agreement and the Existing Investment Documents, (b) the Agreement and Plan of Merger among the Company, Metastorm Acquisition Corporation and Software Systems Group, Inc., dated as of May 12, 2000, (c) the Warrant Purchase Agreement by Buyer in favor of PNC Bank, National Association, dated October 27, 2000, (d) the Warrant to Purchase Stock by Buyer in favor of Comerica Bank – California, dated February 12, 2002, (e) the Warrant to Purchase Stock by Buyer in favor of Comerica Bank – California, dated February 20, 2003, and (f) the Warrants to Purchase Stock by Buyer in favor of Comerica Bank, each dated March 21, 2005, neither Buyer nor any of its subsidiaries has granted or agreed to grant any registration rights, including piggyback rights, to any person or entity. Except as contemplated in the Stockholders Agreement and except for the Agreement by and among Buyer and Avi Hoffer dated August 20, 2004, no shareholders of Buyer have entered into any agreements to which Buyer is a party and which will remain in effect following the execution and delivery of the Stockholders Agreement with respect to the voting of capital shares of Buyer.

Section 6.14                                Title to Property and Assets. Each of Buyer and its subsidiaries owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair Buyer’s ownership or use of such property or assets and except for Permitted Liens. With respect to the property and assets leased by Buyer or its subsidiaries, Buyer and each of its subsidiaries is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances, except for Permitted Liens. For purposes of this Section 6.14 and Section 6.23(j) only, “Permitted Liens” shall mean, in addition to the meaning set forth in Section 1.1 of this Agreement, any liens created in favor of Comerica Bank – California in accordance with (a) the Amended and Restated Loan and Security Agreement dated as of August 19, 2004 (as amended from time to time) by and among Buyer, Elite Federal Forms, Inc. and Comerica Bank – California; (b) the Pledge Agreement, dated as of February 21, 2002, by and among Buyer, Elite Federal Forms, Inc. and Comerica Bank – California; (c) the Intellectual Property Security Agreement, entered into as of February 21, 2002, by and between Buyer and Comerica Bank – California; (d)  the Intellectual Property Security Agreement, entered into as of February 21, 2002, by and between Elite Federal Forms, Inc. and Comerica Bank – California; and (e) the Intellectual Property Security Agreement, entered into as of February 21, 2002, by and between Sysgenics Limited and Comerica Bank – California.

Section 6.15                                Employee Benefit Plans. Schedule 6.15(i) contains a list of each Buyer Benefit Plan currently sponsored, maintained or contributed to by Buyer.

(i)                                     Except as set forth in Schedule 6.15(ii), (A) with respect to each Buyer Benefit Plan identified on Schedule 6.15(i), Buyer has heretofore made available to Sellers true and complete copies of the plan documents, and any amendments thereto, and (B) to Buyer’s Knowledge, each Buyer Benefit Plan has been established, qualified, operated and administered in all material respects in accordance with its terms and in compliance with ERISA, the Code and all Applicable Benefit Laws including without limitation compliance with (1) the continuation coverage requirements of ERISA Sections 601 to 608, (2) Code Section 401(a) in the case of a Buyer Benefit Plan intended to be qualified thereunder, and (3) all reporting and disclosure requirements.

(ii)                                  No Buyer Benefit Plan is a “multiemployer plan” as defined in ERISA Section 4001(a)(3) or otherwise subject to Title IV of ERISA. No Buyer Benefit Plan is subject to Code Section 412 or ERISA Section 302.

Section 6.16                                Tax Matters. Except as set forth on Schedule 6.16:

(i)                                     Buyer has (A) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Entities all material Tax Returns required to be filed by Buyer; and (B) timely paid (or provided adequate reserves in accordance with GAAP, consistently applied, on Buyer’s most recent books), or there has been paid on its behalf, all material Taxes due from Buyer (whether or not set forth on any Tax Return). All such Tax Returns were complete and accurate in all material respects.

(ii)                                  Buyer has complied in all material respects with all applicable tax laws relating to the payment and withholding of material Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3402 and 4999 of the Code and employment withholding Taxes) and have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under all applicable tax laws.

(iii)                               There are no Liens for Taxes upon the assets or properties of Buyer except for Permitted Liens.

(iv)                              Buyer has not requested any extension of time within which to file any material Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns has been given by or on behalf of Buyer.

(v)                                 All Tax deficiencies which have been claimed, proposed or asserted against Buyer by any taxing authority have been fully paid, and there are no other federal, state, local or foreign audits, review, or other actions by any taxing authority in progress relating to Buyer or the Business of Buyer, nor has Buyer received any notice from any taxing authority that it intends to conduct such an audit or investigation. Buyer is not subject to any private letter ruling of the Internal Revenue Service or any comparable ruling of any other taxing authority.

(vi)                              Buyer is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any Governmental Entity proposed any such adjustment or change of accounting method).

(vii)                           No power of attorney has been granted by or with respect to Buyer for any matter relating to Taxes.

(viii)                        Buyer is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; provided, however, that the Buyer Indemnified Party shall have no liability for breach of this representation to the extent liability arises from actions taken by Sellers or any of their Affiliates on or after the Closing Date.

(ix)                                Buyer is not a party to, bound by, or does not have any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

(x)                                   Buyer has no liability for Taxes of another person under Section 1.1502-6 of the treasury regulations promulgated under the Code (or any similar provision under state, local or foreign law), by contract or otherwise.

(xi)                                Buyer is not or has not been a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for U.S. federal income tax purposes.

Section 6.17                                Labor Agreements and Actions. Neither Buyer nor its subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to Buyer’s Knowledge, has sought to represent any of the employees, representatives or agents of Buyer or any of its subsidiaries. There is no strike or other labor dispute involving Buyer and any of its subsidiaries pending, or to Buyer’s Knowledge, threatened, which could have a Material Adverse Effect, nor is Buyer aware of any labor organization activity involving its employees or those of any subsidiary. Buyer and its subsidiaries have complied in all material respects with all applicable federal and state equal employment opportunity laws and with all other laws related to employment or the health and safety of its employees.

Section 6.18                                Employees; Employment and Consulting Agreements.

(i)                                     To Buyer’s Knowledge, no officer, director, member, stockholder, agent, employee, consultant or contractor of Buyer is bound by any contract that purports to limit the ability of such officer, director, member, stockholder, agent, employee, consultant or contractor (A) to engage in or continue to perform any conduct, activity, duties or practice relating to the Business of Buyer, or (B) to assign to Buyer or to any other Person any rights to any invention, improvement or discovery. To Buyer’s Knowledge, no former or current employee is a party to, or is otherwise bound by, any agreement that in any way adversely affected, affects or will affect the ability of Buyer to conduct the Business of Buyer.

(ii)                                  To Buyer’s Knowledge, Buyer has satisfied all tax withholding and reporting obligations with respect to all its employees.

(iii)                               Buyer is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of Buyer’s officers, or any members of their immediate families, are, directly or indirectly, indebted to Buyer or any of its subsidiaries (other than in connection with purchases of Buyer’s or any of its subsidiaries’ stock) or, to Buyer’s Knowledge, have any direct or indirect ownership interest in any firm or corporation with which Buyer or any of its subsidiaries is affiliated or with which Buyer or any of its subsidiaries has a material business relationship, or any firm or corporation which competes with Buyer or any of its subsidiaries, except for ownership by officers of Buyer or any of its subsidiaries of stock in

(but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with Buyer or any of its subsidiaries. To Buyer’s Knowledge, none of Buyer or any of its subsidiaries’ officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with Buyer or any of its respective subsidiaries.

Section 6.19                                Permits. Buyer and each of its subsidiaries has all material franchises, permits, licenses and any similar authority necessary for the conduct of the Business of Buyer. Neither Buyer nor any of its subsidiaries is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

Section 6.20                                Corporate Documents. True and correct copy of Buyer’s Amended and Restated Articles of Incorporation and bylaws, as in effect on the date hereof, have been made available to Sellers. A true and complete copy of the minute books of Buyer has been made available to Sellers’ counsel and the minute books contain minutes of all meetings of directors and shareholders of Buyer and all actions by written consent without a meeting by the directors and shareholders of Buyer since the date of Buyer’s incorporation and reflects all actions by the directors (and any committee of directors) and shareholders of Buyer with respect to all transactions referred to in such minutes accurately in all material respects. As of the date hereof, the stock ledger of Buyer is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of Buyer.

Section 6.21                                Real Property Holding Corporation. Neither Buyer nor any of its subsidiaries is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and Section 1.897-2(c) of the Treasury Regulations promulgated thereunder.

Section 6.22                                Financial Statements. Buyer has made available to Sellers its (i) consolidated audited financial statements as of, and for the fiscal year of Buyer ended, December 31, 2004, and (ii) consolidated unaudited financial statements (including balance sheet and income statement) as of, and for the six (6) month period ended, June 30, 2005 (such financial statements identified in clauses (i) and (ii), the “Buyer’s Financial Statements”). The Buyer’s Financial Statements have been prepared in accordance with GAAP, are complete and correct in all material respects and fairly present the consolidated financial condition and operating results of Buyer and its subsidiaries as of the dates thereof and for the periods then ended. Except as set forth in the Buyer’s Financial Statements, Buyer has no material liabilities, contingent or otherwise, and whether known or unknown, other than (i) liabilities paid or incurred in the ordinary course of business subsequent to June 30, 2005 which aggregate less than One Hundred Thousand Dollars ($100,000) and (ii) obligations under contracts and commitments incurred in the ordinary course of business.

Section 6.23                           Changes.  Except as set forth on Schedule 6.23, since the June 30, 2005, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of Buyer or any of its subsidiaries from that reflected in the Buyer’s Financial Statements, except changes that have not had a Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect (as such business is presently conducted and as it is currently proposed to be conducted);

(c)           any waiver or compromise by Buyer or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any Lien or payment of any obligation by Buyer or any of its subsidiaries, except in the ordinary course of business and that is not material to the Business of Buyer, financial condition, operating results, assets, properties or prospects of Buyer or any of its subsidiaries (as such business is presently conducted and as it is proposed to be conducted);

(e)           any material change to a material contract or agreement by which Buyer, any of its subsidiaries or any of their assets is bound or subject;

(f)            any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder of Buyer or any of its subsidiaries;

(g)           any sale, assignment or transfer of any Intellectual Property Rights or other intangible assets of Buyer or any of its subsidiaries other than in the ordinary course of business;

(h)           any resignation or termination of employment of any officer or key employee of Buyer or any of its subsidiaries; and Buyer, to the best of Buyer’s Knowledge, does not know of any impending resignation or termination of employment of any such officer or key employee;

(i)            loss of, or order cancellation by, any major customer of Buyer or any of its subsidiaries;

(j)            any mortgage, pledge, transfer of a security interest in, or lien, created by Buyer or any of its subsidiaries, with respect to any of its properties or assets, except Permitted Liens;

(k)           any loans or guarantees made by Buyer or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l)            any declaration, setting aside or payment or other distribution in respect to any of Buyer’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Buyer;

(m)          any arrangement or commitment by Buyer or any of its subsidiaries to do anything described in this Section 6.23 (other than negotiating with Sellers and their representatives regarding the terms contemplated by this Agreement); or

(n)           adoption of, amendment to or increase in payments to or benefits under, any Buyer Benefit Plan (except as necessary to comply with Applicable Benefit Laws).

Section 6.24           Insurance.  Buyer and its subsidiaries maintain and/or are covered by valid policies of workers’ compensation insurance and of insurance with respect to their properties and business of the kinds and in the amounts not less than is customarily obtained by corporations engaged in the same or similar business, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks.

Section 6.25           Compliance with Law.  The operations of Buyer and its subsidiaries and the conduct of their business as and where such business is presently conducted and or currently contemplated to be conducted, and the property of Buyer and its subsidiaries, and the use thereof, comply, in all material respects, with all applicable statutes, Regulations, ordinances, orders and decrees.

Section 6.26           Accounts and Notes Receivable.  Receivables shown on the most recent Buyer’s Financial Statement arose in the ordinary course of business and have been collected or, to Buyer’s Knowledge, are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in such balance sheet.  Allowances for doubtful accounts are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with past practices of Buyer.  No receivable (which, for purposes of this sentence will mean the aggregate of amounts due from any customer or vendor) greater than $100,000 is subject to any claim of offset, recoupment, set off or counterclaim and Buyer has no knowledge of any facts or circumstances that could give rise to any such claim.

Section 6.27           Restrictions on Business Activities.  There is no material order binding upon Buyer or any of its subsidiaries or any of their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Buyer or any of its subsidiaries or the conduct of business by Buyer or any of its subsidiaries as currently conducted or as proposed to be conducted by Buyer.  Without limiting the foregoing, Buyer has not entered into any agreement under which Buyer is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

Section 6.28           No Brokers.  Buyer has no liability, directly or indirectly, to pay any fees, commissions or other amounts to any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby.

ARTICLE 7

CERTAIN COVENANTS AND AGREEMENTS

Section 7.1             Further Assurances; Post-Closing Cooperation.

(a)           From and after the Closing Date, from time to time and without further consideration, each Party will execute and deliver such instruments and take such other commercially reasonable action reasonably requested by one or more of the other Parties in order to effect the transactions contemplated by this Agreement.

(b)           Following the Closing, each Party will afford each other Party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating solely to the Business of Sellers or Business of Buyer, as the case may be, in its possession and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with (i) the preparation of Tax Returns, (ii) compliance with the requirements of any Governmental Entity, (iii) any actual or threatened legal action, or (iv) for any other legitimate or proper business purpose.

(c)           Following the Closing, Buyer will preserve and maintain all books, records and other data included in the Assets for such period that Sellers would have been required to have preserved and maintained such books, records and other data under applicable Laws, and Sellers shall have access to such books, records and other data in accordance with Section 7.1(b).

(d)           Sellers agree to promptly satisfy all outstanding liabilities that are not subject to good faith disputes, other than Assumed Liabilities, incurred as of the Closing Date in accordance with their respective terms as they come due.  Buyer agrees to promptly satisfy all Assumed Liabilities that are not subject to good faith disputes incurred as of the Closing Date in accordance with their respective terms as they come due.

Section 7.2                                 Conduct of Business

(a)           Except with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) or except as otherwise expressly permitted pursuant to this Agreement, between the date of this Agreement and the Closing Date, Sellers shall, with respect to the Business of Sellers:

(i)            (A) carry on the Business of Sellers in the ordinary course consistent with past practice and, in any event, in a commercially reasonable manner, (B) use commercially reasonable efforts to preserve intact its business organization, (C) use commercially reasonable efforts to keep available the services of its Employees, and (D) use commercially reasonable efforts to preserve its current relationships with customers, suppliers, and other Persons with whom it has business relations with respect to the Business of Sellers;

and, without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, Sellers will not, without the prior written consent of Buyer:

(ii)           adopt, propose or effect any change in their respective articles of incorporation,  bylaws or other organizational documents;

(iii)          adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iv)          amend the terms of any employee or director stock options or other stock based awards;

(v)           except as set forth on Schedule 7.2(a)(v) or in accordance with agreements and policies in existence prior to the date hereof or as otherwise required to comply with Applicable Benefit Laws, (A) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of any Seller, (B) amend, terminate, establish or materially alter any Seller Benefit Plan or enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of any Seller, (C) increase any benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of any Seller, other than increases linked to an employee’s length of employment with such Seller implemented in a manner consistent with past practice, or (E) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a “change in control” to become a party to any such agreement or a participant in any such plan;

(vi)          compromise any claims or waive any rights of material value to the Business of Sellers which would result in a Material Adverse Effect;

(vii)         sell, lease, license or otherwise dispose of any Assets or property (tangible or intangible) except pursuant to existing contracts or commitments or except in the ordinary course of business consistent with past practice;

(viii)        except for any such change which is required by reason of a concurrent change in GAAP, change any method of accounting or accounting practice used by it;

(ix)           make or change any material Tax election, settle any material audit or file any material amended Tax Returns;

(x)            other than with respect to any loans made from ICG to any Seller, incur, issue or assume any indebtedness, other than ordinary trade payables or liabilities incurred in the ordinary course and other than pursuant to existing lines of credit in the ordinary course of business (it being understood and agreed that the accrual of interest with respect to indebtedness in existence on the date of this Agreement shall not be deemed to be incurrence of indebtedness);

(xi)           modify, amend, alter or terminate any of the Contracts;

(xii)          incur any material obligation, the terms of which would be violated by the consummation of the transactions contemplated herein;

(xiii)         make, authorize or enter into any agreement with respect to, any capital expenditures not contemplated by the 2005 capital budget for each Seller, all of which have been made available to Buyer prior to the date hereof, other than capital expenditures not exceeding $25,000 individually or $100,000 in the aggregate;

(xiv)        make any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary course of business;

(xv)         take or omit to take any act constituting a breach or default under any contract, indenture or agreement by which any of the Assets are bound;

(xvi)        mortgage, pledge or subject to any Lien (other than Permitted Liens), any of the Assets or any properties, tangible or intangible; or

(xvii)       agree or commit to do any of the foregoing.

(b)           Except with the prior written consent of CQ (which consent shall not be unreasonably withheld or delayed) or except as otherwise expressly permitted pursuant to this Agreement, between the date of this Agreement and the Closing Date, Buyer shall, with respect to the Business of Buyer:

(i)                                     (A) carry on the Business of Buyer in the ordinary course consistent with past practice and, in any event, in a commercially reasonable manner, (B) use commercially reasonable efforts to preserve intact its business organization, (C) use commercially reasonable efforts to keep available the services of its employees, and (D) use commercially reasonable efforts to preserve its current relationships with customers, suppliers, and other Persons with whom it has business relations with respect to the Business of Buyer;

and, without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, Buyer will not, without the prior written consent of CQ:

(ii)                                  adopt, propose or effect any change in their respective articles of incorporation,  bylaws or other organizational documents;

(iii)                               adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iv)                              amend the terms of any employee or director stock options or other stock based awards;

(v)                                 except as set forth on Schedule 7.2(b)(v) or in accordance with agreements and policies in existence prior to the date hereof or as otherwise required to comply with Laws, (A) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of Buyer or its subsidiaries, (B) amend, terminate, establish or materially alter any Buyer Benefit Plan or enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Buyer or its subsidiaries, (C) increase any benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of Buyer or its subsidiaries, other than increases linked to an employee’s length of employment therewith implemented in a manner consistent with past practice, or (E) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a “change in control” to become a party to any such agreement or a participant in any such plan;

(vi)                              compromise any claims or waive any rights of material value to the Business of Buyer which would result in a Material Adverse Effect;

(vii)                           sell, lease, license or otherwise dispose of any assets or property (tangible or intangible) except pursuant to existing contracts or commitments or except in the ordinary course of business consistent with past practice;

(viii)                        except for any such change which is required by reason of a concurrent change in GAAP, change any method of accounting or accounting practice used by it;

(ix)                                make or change any material Tax election, settle any material audit or file any material amended Tax Returns;

(x)                                   incur, issue or assume any indebtedness, other than ordinary trade payables or liabilities incurred in the ordinary course and other than pursuant to existing lines of credit in the ordinary course of business (it being understood and agreed that the accrual of interest with respect to indebtedness in existence on the date of this Agreement shall not be deemed to be incurrence of indebtedness);

(xi)                                modify, amend, alter or terminate any of its material agreements;

(xii)                             incur any material obligation, the terms of which would be violated by the consummation of the transactions contemplated herein;

(xiii)                          make, authorize or enter into any agreement with respect to, any capital expenditures not contemplated by the 2005 capital budget for the Buyer and its subsidiaries, all of which have been made available to Seller prior to the date hereof, other than capital expenditures not exceeding $25,000 individually or $100,000 in the aggregate;

(xiv)                         make any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary course of business;

(xv)                            take or omit to take any act constituting a breach or default under any contract, indenture or agreement by which any of the assets are bound;

(xvi)                         mortgage, pledge or subject to any Lien (other than Permitted Liens), any of the Assets or any properties, tangible or intangible;

(xvii)       issue, sell, pledge or dispose of any shares or equity interests of, or securities convertible or exchangeable for, any options, warrants, or rights of any kind to acquire shares of or other equity interests of, its capital stock, other than (A) the issuance of Series AA Preferred Stock to be conveyed as the Purchase Price, (B) the issuance of Series BB Preferred Stock in connection with the Equity Financing Transaction, and (C)  the exercise of any currently outstanding warrants or options to purchase any of Buyer’s capital stock; or

(xviii)      agree or commit to do any of the foregoing.

Section 7.3             Employees and Employee Benefits.

(a)           Prior to or at the Closing, Buyer shall offer employment to the employees of Sellers set forth on Schedule 7.3(a)(i) (as such schedule may be revised by Buyer from time to time upon notice to Seller, at any time prior to the Closing Date).  Sellers shall use all reasonable business efforts to retain the services of those employees listed on Schedule 7.3(a)(i) through the Closing Date and to assist and support Buyer in hiring all of those employees listed on Schedule 7.3(a)(i) and all other employees of the Sellers that Buyer notifies Sellers that it wishes to hire as of the Closing Date.  Prior to or at the Closing, Buyer may offer employment to some or all employees of the Sellers, in the Buyer’s sole discretion, upon such terms and conditions as shall be determined by Buyer in its sole discretion subject to paragraph (c) below.  Except as set forth on Schedule 7.3(a)(ii), Sellers will retain all of the Seller Benefit Plans currently maintained by Sellers as of the date of this Agreement, and Buyer will not assume any obligations under the Seller Benefit Plans.  Sellers will indemnify, defend and hold harmless Buyer (and its directors, officers, employees and affiliates) with respect to such Seller Benefit Plans for and against any and all claims, actions, judgments or causes of action based upon or arising out of or otherwise in respect of any such plan.  Unless prohibited by law, Sellers shall provide to Buyer all personnel records for the employees of Sellers hired by Buyer, including, without limitation, names, social security numbers, dates of hire, dates of birth, number of hours worked each year, and salary history.  Except for those employees listed on Schedule 7.3(a)(iii), Sellers hereby agree not to employ, directly or indirectly, for a period of twelve (12) months after the Closing Date, any employee of Sellers to whom Buyer has offered employment prior to or on the Closing Date and who decides not to accept employment with Purchaser.

(b)           Without limiting any of the provisions herein, Buyer will not assume any of the Seller Benefit Plans, or any rights, duties, obligations or liabilities thereunder, nor shall it become a successor employer or be responsible in any way for Sellers’ or a Seller ERISA Affiliate’s participation in or obligations or responsibilities with respect to any Seller Benefit Plan, nor shall it be obligated by this Agreement to make any provision with respect to employee benefits after the Closing Date, except as required by this Section 7.3.  No assets of any Seller

Benefit Plan shall be transferred to Buyer or to any plan of Buyer.  Buyer shall, after the Closing Date, comply with the continuation coverage requirements of Section 601 through 609 of ERISA, Section 4980B of the Code and any applicable state or foreign law with respect to Sellers’ employees (and their qualified beneficiaries) as of the Closing Date who cease to be employed by Sellers within thirty (30) days of the Closing Date and those employees listed on Schedule 7.3(b) that currently receive from CQ continuation coverage pursuant to Section 601 through 609 of ERISA, Section 4980B of the Code and any applicable state or foreign law.

(c)           To the extent permitted by law, Buyer will be permitted reasonable access to records of employees of Sellers prior to Closing for the purpose of setting up Buyer benefit plans for such employees.  Following the Closing, Buyer shall arrange for the Employees of Seller who accept employment with Buyer (the “Continuing Employees”) to participate in Buyer Benefit Plans on terms not less favorable, in the aggregate, than those offered to similarly situated employees of Buyer.  For purposes of any length of service requirements, accrued and unused vacation, waiting periods, vesting periods or differential benefits based on length of service under any Buyer Benefit Plan for which a Continuing Employee may be eligible after the Closing Date, Buyer shall ensure that service by such Continuing Employee with Sellers shall be deemed to have been service with Buyer.

(d)           Buyer shall not be obligated to confer any benefits on employees of Sellers who accept Buyer’s offer of employment that are inconsistent or exceed the scope of benefits conferred by Buyer on its similarly situated employees.

(e)           The parties acknowledge that, pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981 (“TUPE”), the contracts of employment of CQ UK’s employees (the “UK Employees”) (save insofar as such contracts relate to any occupational pension scheme) will have effect after Closing as if originally made between Buyer and the UK Employees.

(f)            Sellers shall be responsible for and shall indemnify Buyer against all wages, salary, bonuses, pension contributions and benefits in respect of the UK Employees in respect of the period up to and including Closing and for all costs, claims, liabilities and expenses (including legal expenses on an indemnity basis) relating thereto.  Buyer shall be responsible for and shall indemnify Sellers against all wages, salary, bonuses, pension contributions and benefits in respect of the UK Employees in respect of the period after Closing and for all costs, claims, liabilities and expenses (including legal expenses on an indemnity basis) relating thereto.

(g)           Sellers shall bear responsibility for and shall indemnify Buyer against any costs, claims, liabilities and expenses (including legal expenses on an indemnity basis) in connection with or as a result of any claims or demands by any UK Employee (other than in relation to any such claims or demand arising out of or in connection with the extent of, provision of or failure to provide present or future pension arrangements or entitlements) in connection with or as a result of any claim or demand by any UK Employee in respect of redundancy, unfair dismissal and any other claim whatsoever within the jurisdiction of an employment tribunal or arising under common law on or prior to Closing, and Buyer shall bear responsibility for and shall indemnify Sellers against any costs, claims, liabilities and expenses (including legal expenses on an indemnity basis) in connection with or as a result of any claims or demands by any UK Employee in respect of redundancy, unfair dismissal and any other claim whatsoever within the jurisdiction of an employment tribunal or arising under common law (including any such claim arising from the nature or extent of pension benefits to be provided by Buyer or the failure by Buyer to provide any or comparable pension benefits to any UK Employees) after Closing.

(h)           If the contract of employment of any UK Employee is found or alleged not to have effect after the date of this agreement as if originally made with Buyer other than by virtue of Regulation 5(4A), of TUPE, Buyer, in consultation with Sellers, will, within 14 days of being so requested by Sellers, make to that UK Employee an offer in writing to employ him under a new contract of employment, to take effect upon the termination referred to in sub-clause (i) below, on terms and conditions which (other than the identity of the employer and any terms and conditions relating to an occupational pension scheme) will not differ from the corresponding provisions of the UK Employee’s contract of employment immediately before the date of this agreement.  However Sellers must make the request no later than 15 days after Sellers become aware of such finding or allegation.

(i)            Once an offer has been made under sub-clause (h) above (or after the expiry of 14 days after it has been requested), the Sellers shall terminate the employment of the UK Employee concerned and, so long as that termination is effected within three months after the Closing, Buyer shall indemnify Sellers against the costs of that UK Employee’s employment and its termination.

Section 7.4                                 Exclusive Dealing.

(a)           During the period from the date of this Agreement to the earlier of (i) the Closing Date, (ii) the date this Agreement is terminated pursuant to Article 10, or (iii) September 30, 2005, every Seller agrees not to take any action to, directly or indirectly (including through their advisors), encourage submissions, initiate, solicit or engage in discussions or negotiations with any Person relating to any acquisition or purchase of all or a material portion of the Assets or the Business of Sellers in any form or any equity interest in any of the Sellers to the extent it would impair the closing of the transactions contemplated hereunder.  Sellers shall not participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other

Person to do or seek any of the foregoing.  Sellers shall promptly notify Buyer if any such proposal or offer, or any inquiry or contract with any Person with respect thereto, is made.

(b)           During the period from the date of this Agreement to the earlier of (i) the Closing Date, (ii) the date this Agreement is terminated pursuant to Article 10, or (iii) September 30, 2005, Buyer agrees not to take any action to, directly or indirectly (including through their advisors), encourage submissions, initiate, solicit or engage in discussions or negotiations with any Person relating to any acquisition or purchase of all or a material portion of its assets or Business of Buyer in any form or any equity interest in Buyer or any of its subsidiaries to the extent it would impair the closing of the transactions contemplated hereunder and under the Equity Financing Transaction.  Neither Buyer nor any of its subsidiaries shall participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  Buyer shall promptly notify Seller if any such proposal or offer, or any inquiry or contract with any Person with respect thereto, is made.

Section 7.5             Review of Operations.  Sellers, on the one hand, and Buyer, on the other, may, prior to the Closing Date, directly or through their representatives, review, during normal business hours and upon reasonable prior notice to Sellers or Buyer, as the case may be, the premises and books and records of Sellers or Buyer, as the case may be, relating to the Business of Sellers or the Business of Buyer to the extent any Party deems it necessary or advisable to familiarize itself with such premises and other matters.  Any information obtained by Buyer or any of its representatives or Sellers or any of their representatives pursuant to this Agreement shall be subject to the provisions of the Non-Disclosure Agreement (the “Non-Disclosure Agreement”), dated June 3, 2004, by and between Buyer and CQ, which agreement remains in full force and effect.

Section 7.6                                 Commercially Reasonable Efforts.

(a)           The Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all consents and approvals of Governmental Entities as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to Closing.

(b)           Sellers shall have the right to review in advance and to approve, subject to applicable Laws relating to the exchange of information, with respect to all material information submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, Sellers agree to act reasonably and as promptly as practicable.  Each Party agrees that it will consult with the other Parties hereto with respect to the obtaining of all material consents, registrations, approvals, permits and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(c)           In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use all commercially reasonable efforts to defend against or otherwise resolve such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(d)           Buyer and Sellers shall use commercially reasonable efforts to obtain at the earliest practicable date, and in any event prior to Closing, all authorizations, approvals, consents and/or waivers of a Governmental Entity or other third party, as applicable, necessary to grant, sell, assign, transfer and/or deliver to Buyer the Assets, including each of the Assumed Contracts and all claims, rights and benefits arising thereunder or resulting therefrom.

Section 7.7             Transfer Taxes.  All national, federal, state, provincial or local transfer taxes in any country, including excise, sales, use, value added, real property transfer, stamp, documentary, filing, recordation, notarial and other similar taxes and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties shall be paid by Buyer.

Section 7.8             Publicity.  Except as otherwise required by Law as advised by counsel, none of the Parties shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of Sellers and Buyer to the contents and the manner of presentation and publication thereof, which approval shall not be unreasonably withheld or delayed.

Section 7.9             Expenses.  Except as otherwise set forth in this Agreement, the Parties shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, the fees and expenses of their own agents, representatives, financial advisors, accountants and counsel.

Section 7.10           Bulk Sales.  Sellers and Buyer hereby waive compliance with the provisions of the “bulk sales” or similar Laws of any jurisdiction, if applicable.

Section 7.11           Stockholder Approval.  Each Party shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby and, in the case of Buyer, to approve and adopt the Fifth Articles of Amendment and Restatement which shall authorize (i) sufficient additional shares of Series AA Preferred Stock to enable Buyer to pay the Purchase Price and (ii) the creation of Series BB Preferred Stock.

ARTICLE 8

CONDITIONS PRECEDENT

Section 8.1             Conditions to Obligations of All Parties.  The obligations of each Party to this Agreement to effect the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by the Parties:

(a)           Government Approvals.  All approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b)           Legal Action.  No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any federal or state court and remain in effect.

Section 8.2             Conditions to Obligations of Buyer.  The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Buyer:

(a)                                  Representations and Warranties.

(i)            The representations and warranties of CQ set forth in Section 5.1 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date, except where such representations and warranties are made expressly as of a specific date and except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, constitute a Material Adverse Effect with respect to the business of CQ.

(ii)           The representations and warranties of CQ UK set forth in Section 5.4 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date, except where such representations and warranties are made expressly as of a specific date and except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, constitute a Material Adverse Effect with respect to the business of CQ UK.

(iii)          The representations and warranties of Sellers set forth in Section 5.5 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date, except where such representations and warranties are made expressly as of a specific date and except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, constitute a Material Adverse Effect with respect to the Business of Sellers.

(b)           Performance of Obligations of Sellers.  Sellers shall have performed in all material respects each and every covenant, agreement, condition and obligation required to be performed by them under this Agreement prior to the Closing Date.

(c)           Stockholder Approval.  Sellers shall have obtained stockholder approval of the transactions contemplated by this Agreement in accordance with their respective corporate governance documents and applicable Laws.

(d)           Stockholders Agreement.  Sellers shall have executed and delivered to Buyer the Stockholders Agreement.

(e)           Registration Rights Agreement. Sellers shall have executed and delivered to Buyer the Registration Rights Agreement.

(f)            Guarantee Agreement.  Sellers shall cause ICG and ICG Holdings to have executed and delivered to Buyer the Guarantee Agreement in the form attached hereto as Exhibit 8.2(f) whereby ICG and ICG Holdings will, jointly and severally, guarantee the full and unconditional payment of any and all Buyer Losses, subject to Section 9.5(a), in the event that Sellers are unable to pay for such Buyer Losses.

(g)           CQ Closing Certificate.  An authorized officer of CQ shall have executed and delivered to Buyer the CQ Closing Certificate.

(h)           Intentionally Reserved.

(i)            Intentionally Reserved.

(j)            CQ UK Closing Certificate.  An authorized officer of CQ UK shall have executed and delivered to Buyer the CQ UK Closing Certificate.

(k)           Sellers Closing Certificate.  An authorized officer of each Seller shall have executed and delivered to Buyer the Sellers Closing Certificate.

(l)            Consents and Approvals.  Unless specifically waived by Buyer in writing and in advance, Sellers shall have obtained all material authorizations, approvals, consents and/or waivers necessary to grant, sell, assign, transfer and/or deliver to Buyer the Assets, as set forth on Schedule 8.2(l).

(m)          Opinion of Counsel.  Buyer shall have received from counsel for the Sellers and ICG and ICG Holdings, opinions, dated the Closing Date, in the form attached hereto as Exhibit 8.2(m).

(n)           Estimated Closing Date Balance Sheet and Certificate.  On the second Business Day prior to the Closing Date, Buyer shall have received an estimated consolidated balance sheet of Sellers on and as of the close of business on the last Business Day immediately preceding the Closing Date (the “Estimated Closing Date Balance Sheet”).  The Estimated Closing Date Balance Sheet shall be prepared in accordance with the application of the financial accounting policies and practices employed by Sellers in preparation of the Financial Statements and comply with GAAP (except for the absence of footnotes).  On the second Business Day prior to the Closing Date, Buyer shall also have received a certificate from Sellers, signed by CQ’s Chief Executive Officer and Vice President, Finance, each on behalf of CQ and not in his or her individual capacity, certifying the preparation of the Estimated Closing Date Balance Sheet in accordance with this Section 8.2(n) and setting forth, based on the Estimated Closing Date Balance Sheet, an estimate of the Adjusted Net Asset Position and the Closing Date Accounts Receivable Amount.

(o)           IBM Assignment.  CQ shall have delivered to IBM an executed notice of assignment of the OEM Agreement between CQ and IBM, as amended to date.

(p)           Fairness Opinion.  Sellers shall have obtained a fairness opinion from an independent valuation firm opining that the consideration to be received by Sellers in the Acquisition is without material exceptions or qualifications other than those which are customary (the “Fairness Opinion”) (and shall have provided a non-reliance copy to Buyer thereof) which shall not have been modified or withdrawn.

(q)           Compromise Agreements.  Seller shall have delivered a fully executed compromise agreement between Seller and Kim Lewin and between Seller and Andrew Bailey in a form satisfactory to Buyer.

Section 8.3          Conditions to Obligations of Sellers.  The obligations of Sellers to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Sellers:

(a)           Representations and Warranties.  The representations and warranties of Buyer set forth in Article 6 of this Agreement shall be true and correct in all respects (in the case of representations and warranties qualified by “materiality or by Material Adverse Effect after taking into account such qualifications) or in all material respects (in the case of all other representations and warranties) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except where such representations or warranties are made expressly as of a specific date).

(b)           Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date.

(c)           Buyer Closing Certificate.  An authorized officer of Buyer shall have executed and delivered to Sellers the Buyer Closing Certificate.

(d)           Opinion of Counsel.  Sellers shall have received from Venable LLP, an opinion, dated the Closing Date, in the form attached hereto as Exhibit 8.3(d).

(e)           Fairness Opinion.  Sellers shall have received the Fairness Opinion and a letter duly executed by Buyer as to its non-reliance thereon.

(f)            Stockholders Agreement.  Buyer shall have executed and delivered to Sellers the Stockholders Agreement.

(g)           Registration Rights Agreement. Buyer shall have executed and delivered to Sellers the Registration Rights Agreement.

(h)           Equity Financing.  Buyer shall have consummated the Equity Financing Transaction.

(i)            Stockholder Approval.  Buyer shall have obtained stockholder approval of the transactions contemplated by this Agreement and the issuance of Series BB Preferred Stock in connection with the Equity Financing Transaction, each approval in accordance with its corporate governance documents and applicable Maryland Law.

(j)            Consultation with UK Employees.  Buyer shall have consulted with Sellers’ UK Employees in such a manner so as to have reasonably satisfied all TUPE requirements.

ARTICLE 9

INDEMNIFICATION

Section 9.1             Indemnification Obligations of Sellers.

(a)           CQ and CQ UK will, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and damages (at equity or law), whenever arising or incurred (including reasonable attorneys’ fees and expenses) arising out of or relating to:

(i)            the Excluded Liabilities, including without limitation, any liability of any Seller for fees or expenses of brokers, finders or agents, or any other fees or expenses incurred in connection with the transactions contemplated hereby;

(ii)           any breach or inaccuracy of any representation or warranty made by any Seller in Section 5.1, Section 5.4 and/or Section 5.5 or in the CQ Closing Certificate, CQ UK Closing Certificate or Sellers Closing Certificate (in each case, without regard to any qualification or limitation with respect to any threshold dollar amount in Sections 5.5(c) and 5.5(g) or with respect to “materiality,” whether by reference to “in an material respect,” “Material Adverse Effect” or any other use of “material”);

(iii)          any breach of any covenant, agreement or undertaking made by Sellers in this Agreement, the Bill of Sale, the Assignment and Assumption Agreement or the Sellers Closing Certificate;

(iv)          any obligations or liabilities arising prior to the Closing Date, as a result of the operations and activities of the Business of Sellers (or any of their Affiliates) prior to the Closing Date; and

(v)           any claims made by stockholders of CQ alleging a breach of fiduciary responsibility or similar claim arising out of the transactions contemplated by this Agreement and Third Party Actions (as defined below) by creditors asserting a fraudulent conveyance or an improper or unlawful transfer of assets to Buyer, including, without limitation, any cause of action brought pursuant to Fla. Stat. Ch. 726.101 et seq., Md. Comm. Law §15-201 et seq. and 11 U.S.C. 548, upon the expiration of the applicable statute of limitations which shall include any applicable discovery periods.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and damages of the Buyer Indemnified Parties described in this Section 9.1 as to which the Buyer Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Buyer Losses.”  “Buyer Losses” shall not include any liability relating to, resulting from or arising out of Buyer’s knowing infringement of Intellectual Property after the Closing.

Section 9.2             Indemnification Obligations of Buyer.  Buyer will indemnify, defend and hold harmless the Seller Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and damages (at equity or law), whenever arising or incurred (including reasonable attorneys’ fees and expenses) arising out of or relating to:

(a)           the Assumed Liabilities;

(b)           any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or the Buyer Closing Certificate (in each case, without regard to any qualification or limitation with respect to any threshold dollar amount in Section 6.10 or with respect to “materiality,” whether by reference to “in an material respect,” “Material Adverse Effect” or any other use of “material”);

(c)           any breach of any covenant, agreement or undertaking made by Buyer in this Agreement, the Bill of Sale, the Assignment and Assumption Agreement or the Buyer Closing Certificate; and

(d)           any obligations or liabilities arising from and after the Closing Date, as a result of the operations and activities of the Business of Buyer (or any of its Affiliates) from and after the Closing Date.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and damages of the Seller Indemnified Parties described in this Section 9.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Seller Losses.”

Section 9.3                                 Indemnification Procedure.

(a)           Promptly after receipt by a Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding (each, a “Third Party Action”) with respect to which such Party may be entitled to receive indemnification for any Buyer Losses or Seller Losses, as the case may be (such Party or Parties being referred to as the “Indemnified Party”), the Indemnified Party will notify the Party or Parties from which it seeks indemnification (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such Third Party Action only if, and only to the extent that, such failure to notify the

Indemnifying Party results in the loss or forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such Third Party Action.  The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, to assume full responsibility for the defense of such Third Party Action, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that the Indemnifying Party shall not have a right to assume responsibility for the defense, or continue any defense, of such Third Party Action (but the Indemnifying Party shall not be relieved of its obligation to indemnify and hold the Indemnified Party harmless), and the Indemnified Party shall have the right to take over and assume control over the defense, settlement, negotiations or litigation relating to such Third Party Action at the Indemnifying Party’s cost if (i) the Indemnifying Party is also a Person against whom the Third Party Action is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, (ii) the Indemnified Party determines in good faith that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party with respect to such Third Party Action, or (iii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Action.  If the Indemnifying Party assumes the defense of the Third Party Action, such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third Party Action are within the scope of, and subject to, indemnification hereunder.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20)-day period, the Indemnifying Party will pay the reasonable fees and disbursements of counsel as incurred by the Indemnified Party.  In any audit, investigation, action or proceeding for which the Indemnifying Party has assumed the defense, the Indemnified Party will have the right to participate in such matter and to retain its own counsel at the Indemnified Party’s own expense.  Both the Indemnifying Party and the Indemnified Party will at all times use commercially reasonable efforts to keep the other reasonably apprised of the status of the defense of any matter the defense of which the Indemnifying Party has assumed, and the Indemnified Party and the Indemnifying Party will at all times cooperate in good faith with respect to the defense of any such matter.

(b)           No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 9.3(a), or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of such claim.  No Indemnifying Party may, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (x) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)           If a Buyer Loss becomes finally determined by a final non-appealable judgment, order, decree or award of a court of competent jurisdiction or is otherwise undisputed by a Seller Indemnified Party in accordance with the provisions of this Article 9, and a Seller Loss is or becomes finally determined or otherwise undisputed on or before the date on which Buyer is entitled to indemnification for a Buyer Loss, a Seller Indemnified Party shall, at its sole discretion, be entitled, if written notice is provided to the Buyer Indemnified Party within five (5) Business Days of such final determination or judgment, to offset the amount of such Buyer Loss then owed by Sellers by the amount of such unsatisfied Seller Loss (the “Seller Offset Right”).  If, following a Seller Indemnified Party’s election to exercise the Seller Offset Right, there still remains a Buyer Loss, a Buyer Indemnified party shall be entitled to such remaining amount, in its sole discretion, directly (i) from Seller or (ii) under the Guarantee Agreement.

(d)           If a Seller Loss becomes finally determined by a final non-appealable judgment, order, decree or award of a court of competent jurisdiction or is otherwise undisputed by a Buyer Indemnified Party in accordance with the provisions of this Article 9 and a Buyer Loss is or becomes finally determined or otherwise disputed on or before the date on which Seller is entitled to indemnification for a Seller Loss, a Buyer Indemnified Party shall, at its sole discretion, be entitled, if written notice is provided to the Seller Indemnified Party within five (5) Business Days of such final determination or judgment, to offset the amount of such Seller Loss then owed by Buyer by the amount of such unsatisfied Buyer Loss (the “Buyer Offset Right”).  If, following a Buyer Indemnified Party’s election to exercise the Buyer Offset Right, there still remains a Seller Loss, a Seller Indemnified Party shall be entitled to such remaining amount, in its sole discretion, directly from Buyer.

Section 9.4             Claims Period.  The period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party (the “Claims Period”) shall begin on the Closing Date and shall terminate:

(a)           with respect to breaches of Sellers’ representations and warranties set forth in Section 5.1 (f) or Section 5.4(f) hereof, upon the expiration of the applicable statute of limitations;

(b)           with respect to breaches of Buyer’s representations and warranties set forth in Section 6.16 hereof, upon the expiration of the applicable statute of limitations;

(c)           with respect to all claims made by stockholders of CQ alleging a breach of fiduciary responsibility or similar claim arising out of the transactions contemplated by this Agreement and Third Party Actions by creditors asserting a fraudulent conveyance or an improper or unlawful transfer of assets to Buyer, including, without limitation, any cause of action brought pursuant to Fla. Stat. Ch. 726.101 et seq., Md. Comm. Law §15-201 et seq. and 11 U.S.C. 548, upon the expiration of the applicable statute of limitations which shall include any applicable discovery periods; and

(d)           with respect to all other matters, on the first (1st) anniversary of the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 9.5             Limitations.

(a)           Notwithstanding anything to the contrary set forth herein, the total amount of Indemnifiable Losses by any Party shall not exceed, in the aggregate, Two Million Dollars ($2,000,000).

(b)           Notwithstanding anything to the contrary set forth herein, Buyer shall not have any right of indemnification hereunder unless the amount for which indemnification would otherwise be payable with respect to Buyer Losses exceeds, in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) (the “Threshold Amount”) and, in such event, such right of indemnification shall be only for Buyer Losses which, in the aggregate, are in excess of the Threshold Amount.

(c)           Notwithstanding anything to the contrary set forth herein, Sellers shall not have any right of indemnification hereunder unless the amount for which indemnification would otherwise be payable with respect to Seller Losses exceeds, in the aggregate, the Threshold Amount, and, in such event, such right of indemnification shall be only for Seller Losses which, in the aggregate, are in excess of the Threshold Amount.

Section 9.6             Investigations.  No Party shall be entitled to indemnification hereunder for the breach or inaccuracy of any representation or warranty if such Party was aware of such breach at or prior to the Closing.

Section 9.7             Consequential Damages.  In no event will any Party be liable hereunder for any special, incidental, indirect or consequential damages of any kind or nature, regardless of the form of action through which such damages are sought.  In no event will any Party be liable hereunder for lost profits resulting from an alleged breach of this Agreement, even if under applicable Law, such lost profits would not be considered consequential or special damages.

Section 9.8             Exclusive Remedy.  Except for fraud or as set forth in Section 10.2, the indemnification rights provided in this Article 9 shall be the exclusive remedy of the Indemnified Parties and their successors and assigns arising out of or relating to this Agreement or any certificate, instrument or document delivered pursuant hereto and the transactions contemplated hereby and thereby; provided, however, that the foregoing shall not (a) prohibit any Indemnified Party from seeking specific performance of its rights under this Agreement or (b) apply with respect to the Proprietary Information, Invention Release and Non-Competition Agreements, the Stockholders Agreement or the Registration Rights Agreement.  Furthermore, Buyer acknowledges that the Guarantee Agreement shall serve as the exclusive remedy for any obligation of ICG and ICG Holdings thereunder.

Section 9.9             CQ Agency.  Upon the execution of this Agreement by CQ UK, and without any further act of by it, CQ shall be, and hereby is, appointed as agent and attorney-in-fact for CQ UK effective upon the Closing Date, and CQ UK hereby authorizes CQ to take such action on its behalf as CQ may in its sole discretion deem appropriate in respect of this Agreement and the transactions contemplated hereby, and to receive all notices or documents given or to be given to CQ UK pursuant hereto.

ARTICLE 10

TERMINATION

Section 10.1                           Termination.  This Agreement may be terminated prior to the Closing:

(a)           by mutual written consent of Buyer and Sellers;

(b)           by Buyer (i) if there has been a misrepresentation or breach by Sellers of any representation or warranty contained herein or in the due and timely performance of any covenant or agreement contained herein that would result in the failure to satisfy the conditions precedent to Closing as set forth in either Section 8.1 or Section 8.2, and Buyer has notified Sellers of such misrepresentation or breach in writing and the misrepresentation or breach has not been cured within twenty (20) Business Days after Sellers have been notified in writing or (ii) if the Closing shall not have occurred on or before October 15, 2005, unless such failure was within the control of Buyer;

(c)           by Sellers (i) if there has been a misrepresentation or breach by Buyer of any representation or warranty contained herein or in the due and timely performance of any covenant or agreement contained herein that would result in the failure to satisfy the conditions precedent to Closing as set forth in either Section 8.1 or Section 8.3, and Sellers have notified Buyer of such misrepresentation or breach in writing and the misrepresentation or breach has not been cured within twenty (20) Business Days after Buyer has been notified in writing or (ii) if the Closing shall not have occurred on or before October 15, 2005, unless such failure was within the control of Sellers; or

(d)           by either Buyer or Sellers if (i) any permanent injunction or action by any court or other Governmental Entity of competent jurisdiction enjoining, or otherwise prohibiting consummation of any of the transactions contemplated by this Agreement shall become final and nonappealable; or (ii) shareholders of Buyer or CQ exercising dissenters’ rights, to the extent such dissenters’ rights apply, own more than fifteen percent (15%) of such Party’s outstanding equity securities.

Section 10.2           Effect of Termination.  In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective officers or directors except for obligations under Section 7.9 and obligations of Buyer under the Non-Disclosure Agreement, which shall survive termination.  Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability for any material breach of any representation, warranty, covenant, agreement or undertaking in this Agreement occurring prior to the termination of this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.1           Entire Understanding.  This Agreement (including the Schedules and Exhibits), the Non-Disclosure Agreement and the other agreements and instruments, the execution and delivery of which are provided for herein, constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and terminates and supersedes any and all prior correspondence, offering materials, agreements, arrangements and understandings, oral or written, among the Parties concerning the subject matter hereof.

Section 11.2           Waiver and Amendment.  No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by Buyer and Sellers.  No waiver, forbearance or failure by any Party of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Party’s right to enforce any other provision of this Agreement or a continuing waiver by such Party of compliance with any provision.

Section 11.3           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.4           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

Section 11.5           Interpretation.  The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable.  In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

Section 11.6           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been delivered and received (a) three Business Days after having been mailed in a general or branch post office and enclosed in a registered or certified post-paid envelope; or (b) if personally delivered or if delivered by courier service or by facsimile, when actually received by the Party to whom the notice is sent (or upon confirmation of such receipt received by sending Party); in each case, to the address of the respective Party stated below or to such other changed addresses as such Party may have fixed by notice as provided herein:

If to Sellers:	CommerceQuest, Inc.
5481 West Waters Ave, Suite 100
Tampa, Florida 33634
Attn: Secretary
Facsimile: 813-639-6900

with a copy to:	Internet Capital Group, Inc.
690 Lee Road, Suite 310
Wayne, Pennsylvania 19087
Attn: General Counsel
Facsimile: (610) 727-6875

with a copy to:	Morgan, Lewis & Bockius LLP
5300 Wachovia Financial Center
200 South Biscayne Boulevard
Miami, Florida 33131
Attn: Ethan W. Johnson
Facsimile: (305) 415-3001

If to Buyer:	Metastorm, Inc.
8825 Stanford Boulevard
Suite 200
Columbia, Maryland 21045
Attn: Robert J. Farrell
Facsimile: (410) 290-1172

with a copy to:	Venable LLP
1800 Mercantile Bank & Trust Building
Two Hopkins Plaza
Baltimore, Maryland 21201
Attn: Thomas D. Washburne, Jr.
Facsimile: (410) 244-7742

Section 11.7           Assignment; Successors in Interest.  No assignment or transfer by any Party or such Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided, that Buyer shall, without the obligation to obtain the prior written consent of any other Party to this Agreement, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to (i) one (1) or more wholly-owned subsidiaries of Buyer, but any such assignment shall not relieve Buyer of any of its obligations or duties hereunder, or (ii) a successor entity pursuant to a merger, consolidation or acquisition of all or substantially all of its assets or ownership interests.  This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

Section 11.8           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.9           Controlling Law; Amendment.  This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Maryland without reference to its choice of law rules.

Section 11.10         Waiver of Jury Trial.  Each Party waives, to the maximum extent permitted by applicable law, trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement or any document executed or delivered pursuant hereto.

Section 11.11         No Third Party Beneficiaries.  This Agreement shall not confer any rights of remedies on any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article 9 above concerning indemnification are intended for the benefit of the Persons specified therein, ICG, ICG Holdings and their respective legal representatives.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have each executed and delivered this Asset Purchase Agreement as of the day and year first above written.

METASTORM INC.

By:	/s/ Robert J. Farrell
Name:	Robert J. Farrell
Title:	President & Chief Executive Officer

COMMERCEQUEST, INC.

By:	/s/ M.H. Forster
Name:	M.H. Forster
Title:	CEO

COMMERCEQUEST UK LIMITED

By:	/s/ Neil McMullan
Name:	Neil McMullan
Title:	Chief Operating Officer

FIRST AMENDMENT

TO

ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of this 5th day of October, 2005, by and among COMMERCEQUEST, INC., a corporation organized under the laws of the state of Florida (“CQ”) and COMMERCEQUEST UK LIMITED, a corporation registered in the United Kingdom and a wholly-owned subsidiary of CQ (“CQ UK” and, together with CQ, are sometimes individually referred to herein as “Seller” and collectively as “Sellers”); and METASTORM INC., a corporation organized under the laws of the state of Maryland (“Buyer”).  CQ, CQ UK and Buyer are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.  Defined terms used herein but not otherwise defined shall have the meanings given to such terms in that certain Asset Purchase Agreement, dated September 22, 2005, by and among the buyer and Sellers (the “Asset Purchase Agreement”).

WHEREAS, the Parties entered into the Asset Purchase Agreement pursuant to which, upon the closing of the transactions contemplated therein, Sellers will sell to Buyer, and Buyer will purchase from Sellers, certain assets used or held for use by Sellers in the conduct of their business, and Buyer will assume certain of the liabilities and obligations of Sellers with respect to their business; and

WHEREAS, in furtherance of the transactions contemplated by the Asset Purchase Agreement, the Parties have agreed to amend certain provisions of the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, agreements and covenants set forth herein and in the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers hereby agree as follows:

1.                                       Amendments to Asset Purchase Agreement.  The Asset Purchase Agreement is hereby amended as follows:

1.1                                 Existing Section 1.1 “Certain Definitions” is hereby amended by:

1.1.1                        Adding the following definition immediately after the definition of “ICG Holdings” and immediately before the definition of “Inbound License Agreement of Buyer”:

“Identified Patent Infringement Claim” means any and all claims arising out of, resulting from or relating to any allegation or determination that the Business of Seller infringed upon any of the patent claims currently or previously pending in United States Patent Application No. 09/737,494, filed December 15, 2000 and entitled “Apparatus and Systems for Measuring, Monitoring, Tracking and Simulating Enterprise Communications and Processes,” should any such patent claim issue (in its present form or in an amended form) in a patent that the United States Patent and Trademark Office issues based on said patent application or any other patent application that claims priority to Unites States Patent Application No. 09/737,494.

1.1.2                        Amending the definition of “Closing Date Balance Sheet” in its entirety as follows:

“Closing Date Balance Sheet” means a consolidated balance sheet of Sellers on and as of the close of business on September 30, 2005, prepared in accordance with the application of the financial accounting policies and practices employed by Sellers in preparation of the Financial Statements and in compliance with GAAP (except for the absence of footnotes).

1.2                                 Paragraph (e) of existing Section 2.5 “Excluded Liabilities” is hereby amended in its entirety as follows:

                                                (e)                                  relating to, resulting from, or arising out of, any operation of the Business of Sellers prior to the Closing Date (other than those liabilities and obligations referred to in Section 2.4) including, but not limited to, accounts payable and accrued liabilities other than those entered into in the ordinary course of the Business of Sellers, consistent with past practice (it being understood that (except as set forth in the proviso and the parenthetical below) all liabilities of Sellers to parties other than Buyer relating to, resulting from, or arising out of Sellers’ infringement of Intellectual Property shall only accrue up to and including the Closing Date); provided, however, that all liabilities arising out of the Identified Patent Infringement Claim shall remain liabilities of Sellers until the third (3rd) anniversary of the Closing Date (it being understood that all liabilities of Sellers to parties other than Buyer relating to, resulting from, or arising out of the Identified Patent Infringement Claim shall only accrue up to and including the third (3rd) anniversary of the Closing Date).

1.3                                 Subsection (vii) of existing Section 5.5(j) “Intellectual Property” is hereby amended in its entirety as follows:

(vii)                           Except as set forth on Schedule 5.5(j)(vii), Sellers own all right, title and interest in and to the Owned Intellectual Property of Sellers, free and clear of all Liens.  The Owned Intellectual Property of Sellers has

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been duly maintained, is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

1.4                                 Existing Section 8.2 “Conditions to Obligations of Buyer” is hereby amended by:

1.4.1                        Amending existing Section 8.2(n) in its entirety as follows:

(n)                                 Estimated Closing Date Balance Sheet and Certificate.  On the second Business Day prior to September 30, 2005, Buyer shall have received an estimated consolidated balance sheet of Sellers on and as of the close of business on the last Business Day immediately preceding September 30, 2005 (the “Estimated Closing Date Balance Sheet”).  The Estimated Closing Date Balance Sheet shall be prepared in accordance with the application of the financial accounting policies and practices employed by Sellers in preparation of the Financial Statements and comply with GAAP (except for the absence of footnotes).  On the second Business Day prior to the Closing Date, Buyer shall also have received a certificate from Sellers, signed by CQ’s Chief Executive Officer and Vice President, Finance, each on behalf of CQ and not in his or her individual capacity, certifying the preparation of the Estimated Closing Date Balance Sheet in accordance with this Section 8.2(n) and setting forth, based on the Estimated Closing Date Balance Sheet, an estimate of the Adjusted Net Asset Position and the Closing Date Accounts Receivable Amount.

1.4.2                        Adding the following section immediately after the current section 8.2(q):

(r)                                    Non-Infringement Opinion.  CQ shall have furnished to Buyer an opinion received from counsel for the Sellers and addressed to CQ, dated on or before the Closing Date, that the Business of Seller would not infringe any patent claim currently pending in United States Patent Application No. 09/737,494, filed December 15, 2000 and entitled “Apparatus and Systems for Measuring, Monitoring, Tracking and Simulating Enterprise Communications and Processes,” should any such patent claim issue in its present form in a patent issued by the United States Patent and Trademark Office, such opinion in the form reasonably acceptable to Buyer.

1.5                                 Existing Section 9.1 “Indemnification Obligations of Sellers” is hereby amended in its entirety as follows:

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Section 9.1                                      Indemnification Obligations of Sellers.  CQ and CQ UK will, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and damages (at equity or law), whenever arising or incurred (including reasonable attorneys’ fees and expenses) arising out of or relating to:

(a)                                  the Excluded Liabilities, including without limitation, any liability of any Seller for fees or expenses of brokers, finders or agents, or any other fees or expenses incurred in connection with the transactions contemplated hereby;

(b)                                 any breach or inaccuracy of any representation or warranty made by any Seller in Section 5.1, Section 5.4 and/or Section 5.5 or in the CQ Closing Certificate, CQ UK Closing Certificate or Sellers Closing Certificate (in each case, without regard to any qualification or limitation with respect to any threshold dollar amount in Sections 5.5(c) and 5.5(g) or with respect to “materiality,” whether by reference to “in an material respect,” “Material Adverse Effect” or any other use of “material”);

(c)                                  any breach of any covenant, agreement or undertaking made by Sellers in this Agreement, the Bill of Sale, the Assignment and Assumption Agreement or the Sellers Closing Certificate;

(d)                                 any obligations or liabilities arising prior to the Closing Date, as a result of the operations and activities of the Business of Sellers (or any of their Affiliates) prior to the Closing Date;

(e)                                  any claims made by stockholders of CQ alleging a breach of fiduciary responsibility or similar claim arising out of the transactions contemplated by this Agreement and Third Party Actions (as defined below) by creditors asserting a fraudulent conveyance or an improper or unlawful transfer of assets to Buyer, including, without limitation, any cause of action brought pursuant to Fla. Stat. Ch. 726.101 et seq., Md. Comm. Law §15-201 et seq. and 11 U.S.C. 548, upon the expiration of the applicable statute of limitations which shall include any applicable discovery periods; and

(f)                                    the Identified Patent Infringement Claim, irrespective of whether or not Buyer Losses arising from the Identified Patent Infringement Claim are attributable to the operation of the Business of Sellers by Seller prior to the Closing Date or to the operation of such Business by Buyer after the Closing Date; provided, however, that all liabilities of Sellers to the Buyer Indemnified Parties relating to, resulting from ,or arising out of the Indemnified Patent Infringement Claim shall only accrue up to an including the third (3rd) anniversary of the Closing Date.

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The claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and damages of the Buyer Indemnified Parties described in this Section 9.1 as to which the Buyer Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Buyer Losses.”  Except in the case of Section 9.1(f) above, “Buyer Losses” shall not include any liability relating to, resulting from or arising out of Buyer’s knowing infringement of Intellectual Property after the Closing.

1.6                                 Existing Section 9.4 “Claims Period” is hereby amended in its entirety as follows:

Section 9.4                                      Claims Period.  The period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party (the “Claims Period”) shall begin on the Closing Date and shall terminate:

(a)                                  with respect to breaches of Sellers’ representations and warranties set forth in Section 5.1(f) or Section 5.4(f) hereof, upon the expiration of the applicable statute of limitations;

(b)                                 with respect to breaches of Buyer’s representations and warranties set forth in Section 6.16 hereof, upon the expiration of the applicable statute of limitations;

(c)                                  with respect to all claims made by stockholders of CQ alleging a breach of fiduciary responsibility or similar claim arising out of the transactions contemplated by this Agreement and Third Party Actions by creditors asserting a fraudulent conveyance or an improper or unlawful transfer of assets to Buyer, including, without limitation, any cause of action brought pursuant to Fla. Stat. Ch. 726.101 et seq., Md. Comm. Law §15-201 et seq. and 11 U.S.C. 548, upon the expiration of the applicable statute of limitations which shall include any applicable discovery periods;

(d)                                 with respect to all claims arising out of the Identified Patent Infringement Claim, on the third (3rd) anniversary of the Closing Date; and

(e)                                  with respect to all other matters, on the first (1st) anniversary of the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

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1.7                                 Existing Section 9.6 “Investigations” is hereby amended in its entirety as follows:

Section 9.6                                      Investigations.  Except for claims arising out of the Identified Patent Infringement Claim, no Party shall be entitled to indemnification hereunder for the breach or inaccuracy of any representation or warranty if such Party was aware of such breach at or prior to the Closing.

1.8                                 Attached hereto is (x) Schedule 5.1(a), Schedule 5.1(f), Schedule 5.5(c), Schedule 5.5(d), Schedule 5.5(f), Schedule 5.5(g), Schedule 5.5(i)(iii), Schedule 5.5(j)(i), Schedule 5.5(j)(iii) and Schedule 5.5(n) to the Asset Purchase Agreement, each of which is amended and restated in its entirety as of the Closing Date, and (y) new Schedule 5.5(j)(vii) for purposes of Section 1.3 of this Amendment, each of which is hereby incorporated and deemed a part of the Sellers’ disclosure schedules to the Asset Purchase Agreement.

1.9                                 Attached hereto is Schedule 6.2(b) to the Asset Purchase Agreement, which is amended and restated in its entirety, as of the date of the Asset Purchase Agreement and as of the Closing Date.

2.                                       Entire Agreement.  This Amendment sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment.

3.                                       Continuing Effect of Asset Purchase Agreement.  Except as expressly amended hereby, all of the provisions of the Asset Purchase Agreement are ratified and confirmed.  In the event there are any conflicts between the terms of the Asset Purchase Agreement and this Amendment, this Amendment shall control.

4.                                       One Agreement; References; Fax Signature.  The Asset Purchase Agreement, as amended by this Amendment, will be construed as one agreement.  All references in any documents to the Asset Purchase Agreement will be deemed to be references to the Asset Purchase Agreement as amended by this Amendment.  This Amendment may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof, and, if so signed: (i) may be relied on by each party as if the document were a manually signed original and (ii) will be binding on each party for all purposes.

5.                                       Captions.  The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

6.                                       Counterparts.  This Amendment may be executed in multiple counterparts, each of which, when executed and delivered, shall be an original but all of which together shall constitute one and the same instrument.

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7.                                       Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Maryland.

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IN WITNESS WHEREOF, the Parties have each executed and delivered this First Amendment to Asset Purchase Agreement as of the day and year first above written.

METASTORM INC.

By:	/s/ Robert J. Farrell
Name:	Robert J. Farrell
Title:	Chief Executive Officer

COMMERCEQUEST, INC.

By:	/s/ M.H. Forster
Name:	M.H. Forster
Title:	Chief Executive Officer

COMMERCEQUEST UK LIMITED

By:	/s/ Neil McMullan
Name:	Neil McMullan
Title:	Director